UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Cogentix Medical, Inc.
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343

[●], 2016

Dear Stockholders:

On behalf of the Board of Directors of Cogentix Medical, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our), we cordially invite you to join us for a special meeting of stockholders of the Company, to be held on Thursday, October 27, 2016, at 8:30 a.m., Central Daylight Time, at the Company’s headquarters at 5420 Feltl Road, Minnetonka, MN 55343. At the meeting, we will discuss and vote on the matters described in the accompanying notice and proxy statement. Please read these proxy materials with care.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold. Accordingly, please ensure your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card, or by following the Internet or telephone voting instructions as described in the accompanying proxy statement, or by following the voting instructions on the Notice Regarding the Availability of Proxy Materials you received for the meeting.

On behalf of the Company’s Board of Directors and management, it is my pleasure to express our appreciation for your support.

Sincerely,

Darin Hammers
President and Chief Executive Officer

Your vote is important. Please ensure your shares will be voted at the meeting as soon as possible by completing, signing, dating and returning the enclosed proxy card, or by following the Internet or telephone voting instructions as described in the accompanying proxy statement.  By doing so, you may save us the expense of additional solicitation.

i

   NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON THURSDAY, OCTOBER 27, 2016

To the Stockholders of Cogentix Medical, Inc.:

A Special Meeting of the Stockholders of Cogentix Medical, Inc., a Delaware corporation, will be held on Thursday, October 27, 2016, at 8:30 a.m., Central Daylight Time, at the Company’s headquarters at 5420 Feltl Road, Minnetonka, MN 55343, to consider and vote on the following proposals:

●
Proposal 1: A proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the issuance of 16,129,033 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), at a purchase price per share of $1.55, on the terms and subject to the conditions set forth in the Securities Purchase Agreement, dated as of September 7, 2016 (the “Purchase Agreement”), between the Company and Accelmed Growth Partners, L.P., a Cayman Island exempted limited partnership (the “Investor” or “Accelmed”).

●
Proposal 2: A proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the exchange of all the outstanding principal amount of and accrued interest on the promissory notes made by the Company and purchased by Lewis C. Pell for shares of Common Stock, at a price per share of $1.67, on the terms and subject to the conditions set forth in the Note Exchange Agreement, dated as of September 7, 2016 (the “Note Exchange Agreement”), between the Company and Mr. Pell. Assuming the closing of the Note Exchange Agreement occurs on October 27, 2016, Mr. Pell will be issued 17,684,613 shares of Common Stock thereunder.

●
Proposal 3: A proposal to permit the Company’s Board of Directors to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the proposals.

Only stockholders of record at the close of business on September 23, 2016 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. A stockholder list will be available at the Company’s corporate offices beginning 10 days prior to the date of the meeting during normal business hours and at the special meeting during the whole time thereof for examination by any stockholder for any purpose germane to the meeting.

We cordially invite all stockholders to attend the special meeting in person. However, regardless of whether you plan to attend the special meeting in person, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the special meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors,

Darin Hammers
President and Chief Executive Officer
[●], 2016
Minnetonka, Minnesota

As used in this proxy statement, references to the “Company,” “we,” “us,” “our” and similar references refer to Cogentix Medical, Inc. and our consolidated subsidiaries, and the term “Common Stock” refers to our common stock, par value $0.01 per share.

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD
ON
THURSDAY,
OCTOBER 27,
2016

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about September 23, 2016 and are furnished in connection with the solicitation of proxies by the Board of Directors of Cogentix Medical, Inc. (or, if applicable, a committee thereof) (the “Board” or “Board of Directors”) for use at a special meeting of stockholders (the “Special Meeting”) to be held on, Thursday, October 27, 2016 at 8:30 am, Central Daylight Time, at the Company’s headquarters at 5420 Feltl Road, Minnetonka, MN 55343, and at any adjournments or postponements thereof.

This proxy statement summarizes the information you need to know to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card, or by following the Internet or telephone voting instructions as described herein, or by following the voting instructions on the Notice Regarding the Availability of Proxy Materials you received for the meeting.

Important Notice Regarding
the Availability of
Proxy Materials for the
Stockholder Meeting to Be
Held on Thursday, October 27,
2016

This proxy statement is available at
www.proxyvote.com

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

Why am I receiving these materials? What is the purpose of the Special Meeting?

The Company sent you this proxy statement and the proxy card on behalf of the Board of Directors, which is soliciting a proxy from you to vote your shares at the Special Meeting. This proxy statement contains information designed to assist you in voting your shares.

On September 7, 2016, the Company and the Investor entered into the Purchase Agreement, pursuant to which the Company has agreed to sell to the Investor, and the Investor has agreed to purchase from the Company, 16,129,033 shares of Common Stock for an aggregate purchase price of $25 million, reflecting a purchase price per share of $1.55 (rounded up to the nearest whole share).  In connection with the Purchase Agreement, the Company also entered into the Note Exchange Agreement with Lewis C. Pell, one of the Company’s Class I directors, pursuant to which, among other things, all the outstanding principal amount of and accrued interest on the promissory notes made by the Company and purchased by Mr. Pell will be exchanged for shares of Common Stock, at a price per share of $1.67.  Assuming the closing of the Note Exchange Agreement occurs on October 27, 2016, Mr. Pell will be issued 17,684,613 shares of Common Stock thereunder.  In connection with the entry into the Purchase Agreement and Note Exchange Agreement, Mr. Pell and the Investor entered into a voting agreement on September 7, 2016 and, immediately prior to the closing of the Purchase Agreement, the Company, the Investor and Mr. Pell will enter into a registration rights agreement (collectively, with the transactions contemplated thereunder and under the Purchase Agreement and the Note Exchange Agreement, the “Proposed Transaction”). As described in more detail below, in accordance with the terms of the Purchase Agreement and applicable rules, regulations and guidance of The NASDAQ Stock Market LLC (“NASDAQ”), the Company is calling the Special Meeting to consider and vote on the proposals to approve the issuances of shares of Common Stock in connection with the Proposed Transaction.

At the Special Meeting, holders of our Common Stock will be asked to consider and vote on the following proposals:

1.
To consider and vote on a proposal to approve the issuance of 16,129,033 shares of Common Stock to the Investor,  at a purchase price per share of $1.55, on the terms and subject to the conditions set forth in the Purchase Agreement.

2.
To consider and vote on a proposal to approve the exchange of all the outstanding principal amount of and accrued interest on the promissory notes made by the Company and purchased by Mr. Pell for shares of Common Stock, at a price per share of $1.67, on the terms and subject to the conditions set forth in the Note Exchange Agreement, between the Company and Mr. Pell.  Assuming the closing of the Note Exchange Agreement occurs on October 27, 2016, Mr. Pell will be issued 17,684,613 shares of Common Stock thereunder.

3.
To approve the adjournment, if necessary or appropriate, of the Special Meeting to solicit additional proxies in favor of the foregoing proposals, if there are not sufficient votes to approve the proposals.

How does the Board recommend that I vote?

The Board unanimously recommends that the Company’s stockholders vote “FOR” Proposals 1, 2 and 3.

Why is the Company seeking approval of the Proposed Transaction?

We are required to seek approval of the Proposed Transaction pursuant to the terms of the Purchase Agreement. In addition, the Company’s Common Stock is listed on NASDAQ and, as a result, the Company is subject to certain NASDAQ listing rules and regulations. NASDAQ Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the Company, which NASDAQ deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of our Common Stock or voting power and such ownership would be the single largest ownership position in the Company. In exchange for the Investor’s $25 million investment in the Company, the Investor will receive 16,129,033 shares of our Common Stock at the closing of the Purchase Agreement, representing approximately 60.76% of our Common Stock outstanding prior to the issuance, and in exchange for the cancellation of the indebtedness held by Mr. Pell,  Mr. Pell will receive 17,684,613 shares of our Common Stock (assuming the closing of the Note Exchange Agreement occurs on October 27, 2016), representing approximately 66.63% of our Common Stock outstanding prior to the issuance.  The foregoing calculations assume that 26,544,299 shares of Common Stock are issued and outstanding, which is the number of shares issued and outstanding as of the record date.  After giving effect to the Proposed Transaction, the shares issued to the Investor pursuant to the Purchase Agreement will represent 26.72% of the Company’s issued and outstanding shares of Common Stock, and the shares issued to Mr. Pell pursuant to the Note Exchange Agreement will represent 29.30% of the Company’s issued and outstanding shares of Common Stock (assuming, in each case, that the closing of the Proposed Transaction occurs on October 27, 2016 and based in part on the number of shares of Common Stock outstanding as of the record date). Accordingly, we must obtain stockholder approval of the issuance of the shares pursuant to the Proposed Transaction.

Who is the Investor?

The Investor is the largest pure play medical device fund in Israel. The Investor focuses on global investments in mature companies that might serve as a platform to Israeli companies to create leading growing specialty medical device companies. The Investor manages over $250 million invested in medical devices.

Who are the Accelmed Directors?

In connection with the entry into the Purchase Agreement, Mr. Pell and the Investor entered into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the parties thereto have agreed to vote any shares of Common Stock controlled or owned by them as directed by the terms of the Voting Agreement.  Each of Mr. Pell and the Investor has agreed to vote their shares of Common Stock for the other party’s nominees to the Board and each of Mr. Pell and the Investor are entitled to nominate two directors.  The nominees of the Investor, collectively referred to herein as the “Accelmed Directors,” are expected to be appointed as members of the Board upon the closing of the Proposed Transaction. The initial nominees of Mr. Pell are Mr. Pell and Howard Zauberman, who are each current directors, and the Accelmed Directors are Dr. Uri Geiger and Mr. Nachum Shamir.

Dr. Uri Geiger.  Age 48.  Dr. Geiger is Managing Partner of Accelmed, a private equity investment firm he co-founded in 2009 that is focused on medical device companies.  Prior to that, Dr. Geiger served as the CEO of Exalenz Bioscience Ltd., a medical technology company, from May 2006 until December 2008. Prior to that, Dr. Geiger co-founded and was the CEO of GalayOr Networks, a developer of optical components from 2001 until 2003. Dr. Geiger has also served as the founding partner of Dragon Variation Fund, one of Israel’s first hedge funds, since 2000. Prior to returning to Israel in 1999, he gained a broad understanding and experience in capital markets working on Wall Street. Dr. Geiger was formerly an adjunct professor at Tel Aviv University’s Recanati School of Business where he lectured on private equity and venture capital and authored the books “Startup Companies and Venture Capital” and “From Concept to Wall Street”.   Dr. Geiger previously served on the board of directors of EndoChoice Holdings Inc. from January 2014 until March 2016.  Dr. Geiger earned his doctorate from New York’s Columbia University Center for Law & Economics, with a concentration in global equity markets.  Dr. Geiger also served as a major (Ret.) in the Israeli Air force.

Nachum (Homi) Shamir. Age 62.  Mr. Shamir currently serves as the President and Chief Executive Officer of Luminex Corporation, a publically traded biotechnology company based in Austin, Texas, a position he has held since October 2014.  Prior to joining Luminex, Mr. Shamir was the President, Chief Executive Officer and Director of Given Imaging Ltd. (“Given”), a developer, manufacturer and marketer of diagnostic products for the visualization and detection of disorders of the gastrointestinal tract which was acquired by Covidien PLC in early 2014.  Mr. Shamir held this position from April 2006 to June 2014.  Mr. Shamir currently serves on the board of directors of Luminex Corporation and has been serving in such position since October 2014. Mr. Shamir previously served on the board of directors of Given from April 2006 to June 2014.  Mr.  Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

What will happen if the Company’s stockholders do not approve the Proposed Transaction?

If the Company’s stockholders do not approve the Proposed Transaction, then the issuance of shares of Common Stock to the Investor pursuant to the Purchase Agreement and the exchange of Mr. Pell’s outstanding promissory notes for shares of Common Stock pursuant to the Note Exchange Agreement will not become effective. Pursuant to the Purchase Agreement, the Company will also be required to pay a termination fee of $500,000 to the Investor if the Company’s stockholders do not approve the Proposed Transaction by December 22, 2016.  If the Company is required to pay this $500,000 termination fee, then the Company will not be required to reimburse the Investor’s fees and expenses that would otherwise be required to be reimbursed if the Purchase Agreement is terminated under certain other circumstances or if the Proposed Transaction is consummated (up to a $400,000 cap).

Who is Entitled to Vote at the Special Meeting?

Our stockholders of record at the close of business on September 23, 2016 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. As of the record date, 26,544,299 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote on each matter to be voted on at the Special Meeting.

How Do I Vote My Shares?

Your vote is important. Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting by attending the Special Meeting or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.

If your shares are held in street name, you will receive a separate voting instruction form from your broker or bank. Please follow the voting instructions on the enclosed voting instruction form to vote by Internet, telephone, or by mail.

The deadline for voting by telephone or on the Internet is 11:59 p.m., Eastern Daylight Time, on Wednesday, October 26, 2016. Please see the enclosed proxy card or the voting instruction form your bank, broker or other holder of record provided to you for more information on your options for voting.

If you return your signed proxy card or use the Internet or telephone voting before the Special Meeting, the named proxies will vote your shares as you direct.

What Does It Mean If I Get More Than One Proxy Card?

It means you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

How Many Shares Must Be Present to Hold the Special Meeting?

The presence at the Special Meeting, in person or by proxy, of the holders of one-third of all of the issued and outstanding shares of our Common Stock as of the record date will constitute a quorum for the transaction of business at the Special Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card marked “FOR,” “AGAINST” or “ABSTAIN” with respect to at least one proposal will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. The Special Meeting may be adjourned to any other time and any other place by the stockholders present or represented at the meeting and entitled to vote even when such stockholders do not constitute a quorum. It is not necessary to send a new notice of meeting to the stockholders in conjunction with an adjournment of the meeting for 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, our Company may transact any business which might have been transacted at the original meeting.

What Vote is Required for Each Proposal?

The affirmative vote of a majority of the votes cast by the holders of the Company’s Common Stock at the Special Meeting is required to approve Proposals 1, 2 and 3. All votes will be tabulated by the inspector of election appointed for the Special Meeting. Abstentions and “broker non-votes” with respect to Proposals 1, 2 or 3 will not be counted as votes cast on such Proposal. Accordingly, abstentions and “broker non-votes” will have no effect on the outcome of the voting on Proposals 1, 2 or 3.

A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer with respect to shares held in a fiduciary capacity (generally referred to as being held in “street name”) that are not voted on a particular matter because voting instructions have not been received by the broker from the customer and the broker does not have discretionary voting power for that particular matter.  Because none of the proposals to be considered at the meeting is considered to be “discretionary” under applicable stock exchange rules, it is not anticipated that there will be any “broker non-votes” at the Special Meeting.

Who Will Count the Votes?

We currently expect that Broadridge Corporate Issuer Solutions will tabulate the votes, and an independent third party inspector of elections will be appointed by the Board of Directors to be our inspector of elections for the Special Meeting.

May I revoke my proxy?

Yes. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), by submitting a proxy again by telephone, via fax or via the Internet or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, by itself, constitute revocation of a previously granted proxy.  If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following the instructions your broker, bank or other nominee provides.

Who Do I Contact if I Have Questions Regarding the Special Meeting?

If you have any questions or require assistance in voting your shares of Common Stock, please call our proxy solicitor, The Proxy Advisory Group, LLC®, toll free at 844-997-7699 or 844-99PROXY.

How Will Business Be Conducted at the Special Meeting?

The presiding officer at the Special Meeting will determine how business at the meeting will be conducted.

OVERVIEW

Approval of the Proposed Transaction

Background of the Proposed Transaction; Reasons for Recommendation

Over a period of the past four years, when the Company had experienced liquidity concerns, Lewis C. Pell, a Class I director, had loaned money to the Company evidenced by the following promissory notes convertible into shares of Common Stock:  the convertible promissory note, dated September 19, 2012, in the principal amount of $20 million; the convertible promissory note, dated September 25, 2013, in the principal amount of $3.5 million; and the convertible promissory note, dated June 16, 2014, in the principal amount of $4.990 million (as amended from time to time, collectively, the “Notes”).

On December 21, 2014, the Company (then-named Vision-Sciences, Inc.) entered into an Agreement and Plan of Merger with Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), providing for the merger of Uroplasty with and into a wholly owned subsidiary of the Company (the “Merger”).  Concurrently therewith, the Notes were amended to extend their maturity dates effective upon the completion of the Merger on March 31, 2015.  As amended, the Notes provided that they would be subordinated to any future loans reasonably approved by Mr. Pell and incurred by the Company to finance certain strategic initiatives.

In August 2014, the Company engaged Capital Advisors Group (“CAG”) to assist the Company in locating a source of debt financing.  During March and April 2015, CAG approached approximately twelve lenders that CAG believed would potentially be interested in providing long-term financing to the Company.  The Company directly approached one potential lender. Eight lenders executed non-disclosure agreements and reviewed financial information regarding the Company.  The Company received formal term sheets from two lenders (“Lender A” and “Lender B”) interested in providing up to $25 million in long-term financing to the Company.  The Company also received a verbal indication of interest from one other lender (“Lender C”), who ultimately declined to submit a formal term sheet.

After engaging in discussions with Lender A and Lender B in April and May 2015, the Company determined to proceed with a $25 million long-term loan with Lender A.  In June and July 2015, the Company and Lender A negotiated the terms of the proposed new loan.  While substantial agreement was reached between representatives of the Company and Lender A on certain material terms of the new loan, Mr. Pell did not agree with certain terms of the new loan and the anticipated use of the proceeds and, accordingly, was not willing to subordinate the Notes to the new loan upon the proposed terms.  Lender A ultimately declined to proceed with the proposed loan.

In August 2015, CAG reinitiated contact with potential long-term lenders (including Lender B and Lender C) to determine whether they were still interested in providing debt financing to the Company. Based on discussions with Mr. Pell, the Company did not believe that Mr. Pell would approve the anticipated terms of such new loans, and, as a result, the Company determined to seek a short-term, asset-based line of credit.  In August 2015, the Company contacted approximately seven lenders that the Company believed would potentially be interested in providing short-term financing to the Company.  Venture Bank, a Minnesota banking corporation (“Venture Bank”) and one other lender submitted written term sheets to provide short-term financing to the Company.

By September 2015, the Company was in urgent need of financing in order to continue to operate its business in the ordinary course and Venture Bank was the only remaining lender willing to provide short-term debt financing without requiring that Mr. Pell subordinate the Notes.  Mr. Pell was also in agreement with the other terms of the proposed loan. On September 18, 2015, the Company entered into a loan agreement with Venture Bank, providing the Company with a committed $7 million secured revolving credit facility with a maturity date of March 18, 2017.  Although Mr. Pell did not agree to subordinate the Notes to the Venture Bank loan, the Venture Bank loan provided that the Company would not pay, replace, amend or modify the Notes or make payments on any future promissory notes to Mr. Pell while the Venture Bank loan remained outstanding.

Since obtaining the Venture Bank Loan, the Company’s Board and management have continued to evaluate the Company’s options for securing future financing for its day-to-day operations and strategic initiatives, including at several Board meetings with respect thereto.

On December 23, 2015, Mr. Zauberman, the Chairman of our Board, began discussions with RM Global, advisors to Accelmed, regarding Accelmed’s potential interest in investing in the Company.

On January 4, 2016, Mr. Zauberman met with and introduced Uri Geiger, the managing director of Accelmed, to the then-chief executive officer of the Company, during the JP Morgan Chase Healthcare conference in San Francisco. At this meeting, it was agreed that further discussions would be held.

Following these discussions, on June 13, 2016, the Company and Accelmed entered into a confidentiality agreement. The Company’s then-current market price was $0.88.

Representatives of the Company and Accelmed held a preliminary meeting on June 13, 2016 to discuss the potential terms of a transaction between the Company and Accelmed.

On June 17, 2016, the Company engaged Proskauer Rose LLP (“Proskauer”) as outside counsel to the Company in connection with its consideration of a potential transaction with Accelmed.

On June 20, 2016, the Company received a term sheet setting forth the principal terms of a proposed equity investment by Accelmed in the Company.  The term sheet proposed that Accelmed would purchase an aggregate of $25 million of shares of Common Stock at a purchase price of $1.25 per share (the “Proposed Financing”).  As a condition to Accelmed’s investment, the term sheet provided that Mr. Pell would be required to exchange no less than $20 million of the Notes for shares of Common Stock at a price per share of not less than $1.25 (the “Proposed Debt Exchange”).  The term sheet contained certain other terms and conditions proposed by Accelmed, including, among other things, entry into a voting agreement between Accelmed and Mr. Pell to implement certain director nomination rights, amendments to certain provisions of the Company’s Certificate of Incorporation and Bylaws, Board approval under Section 203 of the DGCL, entry into a registration rights agreement and granting Accelmed certain protective provisions and approval rights over M&A transactions, changes in the size of the Board, issuance of certain new indebtedness and amendments to the Certificate of Incorporation or Bylaws.  In the term sheet, Accelmed also requested a 90-day exclusivity period.

On June 22, 2016, the Board held a meeting to consider the proposed term sheet, with representatives of Proskauer in attendance.  As part of the discussion, the Board considered the financial and other aspects of the Proposed Financing, including the Proposed Debt Exchange.  The Board discussed the difficulties with the Company’s previous attempts to secure financing on terms and conditions that were advantageous to the Company and acceptable to Mr. Pell, as the Company’s principal creditor.  The Proskauer representatives then provided the Board with an overview of the material terms proposed by Accelmed in the draft term sheet and advised the Board on their fiduciary duties in connection with the Proposed Transaction.  With the Proskauer representatives, the Board also considered the potential conflict of interest that Mr. Pell may have in evaluating Accelmed’s proposal due to the requirement in the term sheet that he exchange at least a portion of the Notes in connection with the Proposed Financing.  After discussion, the Board determined to establish a special committee (the “Special Committee”) of independent directors, consisting of James A. D’Orta, Cheryl Pegus and Kenneth A. Samet, to negotiate and approve (or not approve) the Proposed Debt Exchange.   The Special Committee was also delegated authority to engage its own legal and financial advisors to assist it with evaluating the Proposed Debt Exchange.

On June 24, 2016, the Special Committee held a meeting to interview a representative of Richards, Layton & Finger, P.A. (“Richards Layton”), to act as its independent legal counsel in connection with the Proposed Transaction and, following such interview, determined to engage Richards Layton.

On July 1, 2016, the Special Committee held a meeting with representatives of Richards Layton to consider the process of evaluating the Proposed Debt Exchange and to interview financial advisor candidates.  The Special Committee discussed the authority that they had been delegated by the Board.  At the meeting, the Special Committee determined to seek a broader delegation of authority from the Board to review, evaluate, negotiate and approve (or not approve) all aspects of the Proposed Transaction (including the price per share of the Proposed Financing and the terms and conditions of the Proposed Debt Exchange).  The Special Committee also determined that the Company’s ability to proceed with the Proposed Transaction should be conditioned on the receipt of a favorable recommendation of the Proposed Transaction by the Special Committee.

Also at the meeting, the Special Committee interviewed two potential financial advisor candidates.  After consideration of the potential candidates, the Special Committee determined to retain Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor.  In selecting Duff & Phelps, the Special Committee considered, among other things, its reputation as a nationally recognized financial advisor, its experience generally in M&A transactions and specifically in the context of advising special committees of boards of directors of public companies, its experience advising companies in the Company’s industry and the Special Committee’s determination, based on its interview of the Duff & Phelps representatives and in consultation with representatives of Richards Layton, that Duff & Phelps was free of any actual or potential conflicts of interest in connection with the Proposed Transaction.

On July 6, 2016, the Special Committee held a meeting to discuss the Proposed Transaction.  Representatives of Richards Layton and, for portions of the meeting, members of the Company’s management and Proskauer were in attendance.  During the meeting, representatives of Richards Layton advised the members of the Special Committee on their fiduciary duties under Delaware law in connection with their consideration of the Proposed Transaction.  The Special Committee also elected Mr. D’Orta to serve as the chairman of the Special Committee and discussed the proposed engagement letter for Duff & Phelps to serve as the financial advisor to the Special Committee.  In addition, members of the Company’s management team delivered a presentation regarding the Company’s past efforts to secure financing. Later that day, the Company and the Special Committee entered into an engagement letter with Duff & Phelps.  The engagement letter provided that Duff & Phelps would provide financial advisory services to the Special Committee and that Duff & Phelps would, if requested by the Special Committee, opine as to the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company, of (1) the exchange price of the Proposed Debt Exchange and (2) the per share price of the Proposed Financing.

On July 11, 2016, the Board held a meeting to consider, among other things, the Proposed Transaction. During the meeting, the Board also considered and adopted resolutions that expanded the delegation of authority as requested by the Special Committee.

On July 14, 2016, the Special Committee held a meeting to discuss the Proposed Transaction, with representatives of Richards Layton and Duff & Phelps in attendance.  During the meeting, Duff & Phelps representatives discussed their preliminary financial analysis regarding the Company, the Proposed Financing and the Proposed Debt Exchange, noting, among other things, that the $1.25 per share proposed price of the Proposed Financing was at a premium to the Company’s then-current market price (of $1.09 as of the close of business on July 14, 2016) and that, based on Duff & Phelps’ preliminary analysis, the fair market value of the Notes was less than the face value of the Notes.  The Special Committee members and their advisors also discussed proposed comments to the initial term sheet submitted by Accelmed.  Among other things, the Special Committee members determined to revise the term sheet to increase the price per share of the Proposed Financing from $1.25 to $1.75, add the ability for the Company to issue up to $5 million in shares of Common Stock to an additional investor selected by the Company on the same terms as Accelmed, limit the proposed protective provisions and reduce the proposed exclusivity period from 90 days to 45 days.  The Special Committee also determined to revise the term sheet to clarify that the Proposed Transaction was subject to prior approval by the Special Committee.  The Special Committee considered whether to seek to require that the Proposed Transaction be subject to approval of a majority of the Company’s disinterested stockholders. Later that day, the Company’s management delivered to Accelmed a revised term sheet reflecting the comments discussed by the Special Committee at the meeting.

On July 15, 2016, Accelmed delivered a revised term sheet to the Company.  Accelmed accepted many of the Special Committee’s proposed changes to the term sheet, but requested a meeting between Accelmed’s business principals and the Special Committee to discuss the pricing of the Proposed Financing.  Accelmed also requested a right of first refusal to purchase the additional $5 million in shares of Common Stock that the Company proposed to issue to the additional investor.

On July 18, 2016, representatives of Proskauer and Richards Layton had a phone conversation with representatives of Pepper Hamilton LLP, outside counsel to Accelmed (“Pepper Hamilton”), to discuss the revised term sheet.  During the call, Pepper Hamilton advised that Accelmed would not agree to conditioning approval of the Proposed Financing on the approval of a majority of the Company’s disinterested stockholders.

On July 20, 2016, the Special Committee met with representatives of Richards Layton and Duff & Phelps to discuss the Proposed Transaction and the revised term sheet.  Members of the Company’s management were also present for portions of the meeting at the request of the Special Committee.  The Duff & Phelps representatives delivered a presentation to the Special Committee regarding their financial analysis and views with respect to the value of the Company, the Proposed Financing and the Proposed Debt Exchange.  The Duff & Phelps representatives also discussed the methodology used to estimate the fair market value of the Notes.  The Richards Layton representatives and the members of the Company’s management team reported to the Special Committee regarding the negotiations that had occurred between the Company and Accelmed about the term sheet.  After discussion, the Special Committee authorized and directed Mr. D’Orta, in his capacity as chairman of the Special Committee, to negotiate directly with Accelmed regarding the pricing of the Proposed Financing and with Mr. Pell regarding the Proposed Debt Exchange. The Special Committee also requested that Duff & Phelps prepare supplemental materials regarding the Proposed Debt Exchange, which supplemental materials were provided to the Special Committee on July 22, 2016.  These supplemental materials included an analysis of publicly traded debt securities to determine an appropriate yield to use to value the Notes, as well as a valuation of the Notes and a sensitivity table for purposes of assisting with the Special Committee’s evaluation of the Proposed Debt Exchange.

On July 21, 2016, Richards Layton sent a mark-up of the revised term sheet to Accelmed reflecting changes discussed by the Special Committee and its advisors, including, among other things, the deletion of Accelmed’s right of first refusal on the additional investor’s right to purchase up to $5 million in shares of Common Stock.  Later that day, representatives of Proskauer and Richards Layton had a phone conversation with representatives of Pepper Hamilton to discuss the revised term sheet and Mr. D’Orta and Darin Hammers, the Company’s President and Chief Executive Officer, had a phone conversation with Dr. Uri Geiger, the Managing Director of Accelmed, to negotiate the pricing of the Proposed Financing.  As a result of these discussions, Accelmed agreed to increase the price per share of its $25 million equity investment from $1.25 to $1.50.

Also on July 21, 2016, Mr. D’Orta had a conversation with Mr. Pell regarding the Proposed Debt Exchange.  During the discussions, Mr. D’Orta proposed that Mr. Pell exchange the Notes at an exchange price of $2.50 per share to adjust for the differential between the face value of the Notes and the estimated fair market value of the Notes.  The $2.50 per share exchange price implied that the Notes were worth 40% less than the face value of the Notes.  Such proposal was later confirmed in an email communication sent by Richards Layton on July 22, 2016.

On July 25, 2016, Mr. Pell notified Mr. D’Orta that he did not agree with the Special Committee’s proposal and countered with a proposal to exchange $25 million face value of the Notes at an exchange price that would reflect a 5% discount to the face value of the Notes and subsequent exchange of the Notes for shares of Common Stock at $1.50 per share.

On July 28, 2016, the Special Committee held a meeting to discuss the Proposed Transaction, with representatives of Richards Layton and Duff & Phelps present at the meeting.  Members of the Company’s management were also present for portions of the meeting at the request of the Special Committee.  Members of the Company’s management discussed the presentation that had been given to the members of the Special Committee during the earlier ad hoc meeting on July 28, 2016 regarding management’s recommendations with respect to the Proposed Debt Exchange.  Mr. Hammers advised the Special Committee that, based on the Company’s current and projected financial situation, it appeared unlikely that the Company would be able to repay the Notes in full before they became due.  He also discussed the impediment that the Notes had posed in the Company’s past attempts to obtain debt financing.  Based on the foregoing and taking into account Mr. Pell’s proposal to exchange the Notes at a 5% discount, the Special Committee discussed management’s recommendation to exchange approximately $25 million of the Notes at an exchange ratio that would reflect a 10% discount to the face value of the Notes, which would be equivalent to the exchange of $25 million face value of the Notes for shares of Common Stock at a price of $1.67 per share.  The Company’s management team also advised the Special Committee that it viewed the Proposed Transaction, as a whole, as being in the best interests of the Company and its stockholders due to, among other things, the above-market proposed purchase price of the Proposed Financing and the substantial reduction in the Company’s indebtedness.  The Special Committee and its advisors discussed the state of negotiations with Mr. Pell and the Special Committee’s desire not to jeopardize the Proposed Financing, including the view of the Special Committee and Duff & Phelps that the Proposed Transaction, as a whole, was very attractive to the Company.  After discussion with Duff & Phelps with respect to its financial analyses of the Proposed Debt Exchange, on the one hand, versus the Proposed Transaction as a whole, on the other hand, and given Accelmed’s requirement that the Proposed Financing be conditioned on the Proposed Debt Exchange, the Special Committee and Duff & Phelps agreed that Duff & Phelps would analyze the Proposed Transaction, as a whole, instead of analyzing each of the Proposed Debt Exchange and the Proposed Financing separately.  The Special Committee authorized Mr. D’Orta to engage with Mr. Pell to seek to obtain Mr. Pell’s acceptance of a higher implied discount to the face value of the Notes based on an exchange at $1.67 per share.

On July 29, 2016, Mr. D’Orta and representatives of Richards Layton had a conversation with Mr. Geiger regarding the Proposed Financing.  During that meeting, Mr. Geiger confirmed that Mr. Pell’s agreement to exchange at least $20 million of the Notes into shares of Common Stock at a price per share not less than the price per share of the Proposed Financing was a firm requirement to Accelmed’s willingness to enter into the Proposed Financing. Later that day, Mr. D’Orta also had a conversation with Mr. Pell and proposed that Mr. Pell agree to exchange $25 million of the Notes at an exchange price that would reflect a 15% discount to the face value of the Notes.  Mr. Pell did not agree with the Special Committee’s proposal, but indicated that he would consider submitting a revised proposal with respect to the Proposed Debt Exchange.  Representatives of the Company subsequently unsuccessfully sought to obtain Mr. Pell’s agreement to an exchange reflecting a 15% discount to the face value of the Notes.

On August 1, 2016, Mr. Pell delivered a written response to the Special Committee’s proposal, in which he indicated that he would not be willing to exchange the Notes at an exchange price of greater than $1.67 per share, or the equivalent of a 10% discount to the face value of the Notes and an exchange at $1.50 per share. Later that day, the Special Committee held a meeting with representatives of Richards Layton, Duff & Phelps and, for portions of the meeting, the Company’s management to discuss Mr. Pell’s proposal with respect to the Proposed Debt Exchange and potential alternatives thereto.  The Company’s management advised the Special Committee that they believed Mr. Pell’s offer to exchange the Notes at a $1.67 exchange price was his best and final offer and that they did not believe Accelmed would be willing to proceed with the Proposed Financing if Mr. Pell did not agree to exchange the Notes.  The Duff & Phelps representatives advised the Special Committee that, based on their preliminary analysis, Duff & Phelps would be able to deliver a favorable opinion with respect to the fairness, from a financial point of view, of the Proposed Transaction as a whole.  After discussion, the Special Committee authorized and directed its advisors to revise the term sheet to include the exchange of $25 million in face value of the Notes at an exchange price of $1.67 per share.

Following the meeting of the Special Committee, the Company and Duff & Phelps executed an amendment to Duff & Phelps’ engagement letter to provide that Duff & Phelps would analyze and provide a fairness opinion with respect to the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company of the financial terms of the Proposed Transaction as a whole.

After market close on August 2, 2016, the Company released its financial results for the second quarter ended June 30, 2016.

On August 3, 2016, Richards Layton sent to Pepper Hamilton a revised version of the term sheet.

During this time period, Mr. Pell expressed a desire to exchange the full amount of his debt (approximately $29.4 million in principal and interest at the time) instead of $25 million.

On August 4, 2016, the Special Committee held a meeting with the representatives of Richards Layton and Duff & Phelps to consider the revised term sheet for the Proposed Transaction, which contemplated a $25 million equity investment by Accelmed at a purchase price of $1.50 per share and the exchange by Mr. Pell of $25 million in face value of the Notes at an exchange price of $1.67 per share.  The Duff & Phelps representatives made a presentation to the Special Committee regarding the fairness, from a financial point of view, of the terms of the Proposed Transaction and confirmed that, if requested by the Special Committee, Duff & Phelps could render a favorable fairness opinion based on the terms of the Proposed Transaction.  Mr. Hammers, who attended portions of the meeting at the request of the Special Committee, discussed the financial and strategic importance of the Proposed Transaction to the Company and confirmed his recommendation that the Special Committee approve the terms of the Proposed Transaction as set forth in the revised term sheet.  After further discussion, the Special Committee unanimously adopted resolutions approving the revised term sheet for the Proposed Transaction and recommending that the full Board approve the revised term sheet and direct it to be submitted to Accelmed.

Following the meeting of the Special Committee, Mr. Pell reaffirmed his desire to exchange the full amount of his debt, including all accrued interest, instead of $25 million in face value.  Accelmed also expressed an interest in having the Company have no outstanding debt following the Proposed Transaction.  Discussions took place among Messrs. D’Orta, Hammers, Pell and Geiger on August 5 and 6, 2016, during which it was negotiated that Accelmed would increase the purchase price of the Proposed Financing from $1.50 per share to $1.55 per share in exchange for the Company and Mr. Pell agreeing to the exchange of all of the principal amount and accrued interest on the Notes, totaling approximately $29.4 million at the time, into shares of Common Stock at an exchange price of $1.67 per share.  During this time period, Mr. D’Orta communicated with the other members of the Special Committee and Richards Layton with respect to the negotiations.

On August 8, 2016, Richards Layton sent to Pepper Hamilton a revised version of the term sheet reflecting the changes discussed by the parties.

On August 9, 2016, the Special Committee held a meeting to consider the revised proposal for the Proposed Transaction, which contemplated that Accelmed would make a $25 million equity investment at a purchase price of $1.55 per share and Mr. Pell would exchange all of the principal amount of and accrued interest under the Notes into shares of Common Stock at an exchange price of $1.67 per share.  Also present at the meeting at the request of the Special Committee were representatives of Richards Layton and Duff & Phelps as well as members of the Company’s management (for a portion of the meeting).  The Duff & Phelps representatives made a presentation to the Special Committee regarding the fairness, from a financial point of view, of the revised terms of the Proposed Transaction and confirmed that, if requested by the Special Committee, Duff & Phelps could render a favorable fairness opinion based on the terms of the Proposed Transaction.  Mr. Hammers advised the Special Committee that management considered the revised terms of the Proposed Transaction to be in the best interests of the Company and recommended that the Special Committee approve the Proposed Transaction.  After further discussion, the Special Committee unanimously adopted resolutions approving the revised terms of the Proposed Transaction and recommending that the full Board approve the revised term sheet and direct it to be submitted to Accelmed.

Immediately following the adjournment of the meeting of the Special Committee, the Board, with representatives of Proskauer in attendance, met to consider the revised terms of the Proposed Transaction and the Special Committee’s recommendation to the Board with respect thereto.  The Proskauer representatives reviewed the material terms of the Proposed Transaction with the Board and advised the Board members on certain questions related thereto.  After consideration of the recommendation of the Special Committee and the revised terms of the Proposed Transaction, the Board unanimously adopted resolutions approving the revised term sheet and directing the Company’s management to submit the revised term sheet to Accelmed.  Later that day, the revised term sheet was delivered to Accelmed and the term sheet was executed by the parties as of August 8, 2016.

Commencing on August 10, 2016, representatives of Proskauer, Richards Layton and Pepper Hamilton negotiated the terms of the Purchase Agreement as well as the Note Exchange Agreement, the Registration Rights Agreement and the Voting Agreement. The Note Exchange Agreement contemplated the exchange of the Notes as well as the cancellation of all of Mr. Pell’s outstanding warrants for no consideration.

On August 10, 2016, Pepper Hamilton delivered an initial draft of the Purchase Agreement to Proskauer and Richards Layton.  Among other things, the initial draft of the Purchase Agreement did not permit the Company to solicit or discuss alternative proposals with third parties and did not permit the Board or the Special Committee to change its recommendation with respect to the Proposed Transaction post-signing.

On August 15, 2016, Proskauer sent comments on the initial draft of the Purchase Agreement to Pepper Hamilton.  Among other things, the comments narrowed the scope of the proposed representations and warranties and interim operating covenants, limited the proposed closing conditions, termination rights of Accelmed and indemnification rights, and included comments provided by Richards Layton to the no solicitation provision.  Such comments would permit the Company to negotiate with respect to unsolicited offers and, under certain circumstances, permit the Board or Special Committee to change its recommendation with respect to the Proposed Transaction and to terminate the Purchase Agreement to enter into an agreement with respect to a superior proposal.

On August 19, 2016, Pepper Hamilton sent a revised draft of the Purchase Agreement to Proskauer and Richards Layton in which Accelmed, among other things, rejected the Company’s proposals with respect to the closing conditions, termination rights, indemnity provision and no solicitation provision.

On August 23, 2016, representatives of Proskauer, Richards Layton and Pepper Hamilton met telephonically to discuss the terms of the Purchase Agreement.  Among the issues discussed by the parties were the closing conditions, the no solicitation provision, the size of and circumstances under which termination fees would be payable by the Company and the proposed indemnity provisions.  Following the call, Proskauer sent comments on the revised draft of the Purchase Agreement to Pepper Hamilton, which reinstated the Company’s originally proposed no solicitation provision, but provided Accelmed with three business days to match any superior proposal before the Board or Special Committee could change its recommendation or terminate the Purchase Agreement for a superior proposal.

On August 24 and 25, 2016, Pepper Hamilton provided a revised draft of the Purchase Agreement to Proskauer and Richards Layton.  Pepper Hamilton’s revised draft proposed a more constrained no solicitation provision that limited the circumstances in which the Company could discuss unsolicited proposals and change its recommendation as well as removing the Company’s ability to terminate the Purchase Agreement to enter into a superior proposal. The revised draft also proposed a termination fee in the amount of $2.5 million if the Purchase Agreement was terminated due to a change of recommendation by the Board or the Special Committee.

On August 26, 2016, representatives of Proskauer and Pepper Hamilton had a telephonic conversation regarding the terms of the Purchase Agreement, including the closing conditions and termination rights of the parties based on the accuracy of the representations and warranties set forth in the Purchase Agreement.  Later that day, Pepper Hamilton sent a revised draft of the Purchase Agreement to Proskauer and Richards Layton, proposing changes based on that discussion.

On August 29, 2016, representatives of Proskauer, Richards Layton and Pepper Hamilton met telephonically to discuss the terms of the Purchase Agreement, including the Company’s representations and warranties, the no solicitation provision, the size of the termination fee, certain conditions to closing and the indemnity provision.  After the call, representatives of Proskauer sent written comments on the Purchase Agreement to Pepper Hamilton proposing changes based on the issues discussed during the call.

On August 30, 2016, Messrs. Hammers and Geiger and representatives of Proskauer, Richards Layton and Pepper Hamilton met telephonically to negotiate certain remaining open issues in the Purchase Agreement.    Later that day, representatives of Pepper Hamilton sent a revised draft of the Purchase Agreement to Proskauer and Richards Layton.

On August 30, 2016, Messrs. Pell, Geiger and Hammers met with representatives of the proposed additional investor to gauge interest in its participation in the Proposed Financing.  The proposed additional investor indicated that it would not be willing to invest $5 million subject to the restrictions proposed by Accelmed in the term sheet.

On August 31, 2016, representatives of Pepper Hamilton sent a revised draft of the Purchase Agreement to Proskauer and Richards Layton, reflecting the deletion of the provisions related to the possibility of the additional investor participating in the Proposed Transaction.  Messrs. Hammers and Geiger met telephonically later that day to discuss the amount of the fees and expenses that would be payable by the Company upon termination of the Purchase Agreement and the circumstances under which they would be required to be paid.  Following this discussion, Pepper Hamilton sent a further revised draft of the Purchase Agreement to Proskauer and Richards Layton proposing changes based on the parties’ discussion.

On September 1, 2016, Proskauer sent comments on the revised draft of the Purchase Agreement to Pepper Hamilton.  Among other things, the Proskauer draft of the Purchase Agreement revised the no solicitation provision to permit the Company to terminate the Purchase Agreement to enter into a superior proposal and provided that the Company could engage in discussions with third parties and change its recommendation with respect to the Proposed Transaction in a wider variety of circumstances.  Throughout the day, Proskauer and Pepper Hamilton exchanged revised drafts of the Purchase Agreement.  Notwithstanding a change of recommendation by the Board, the Company agreed that it would be required to hold a meeting of the stockholders to consider the Proposed Transaction in exchange for, among other things, a reduction of the termination fee payable by the Company from $2.5 million to $1 million if the Purchase Agreement was terminated by Accelmed following a change of recommendation by the Board or the Special Committee.

Throughout the day on September 1, 2016 and during the morning of September 2, 2016, representatives of Proskauer, Richards Layton and Pepper Hamilton met telephonically to finalize the terms of the Purchase Agreement, the Voting Agreement and the Registration Rights Agreement.

On September 7, 2016, the Special Committee met with representatives of Richards Layton and Duff & Phelps to consider the definitive transaction documents for the Proposed Transaction.  The Richards Layton representatives reviewed the material terms of the definitive transaction documents with the Special Committee and advised the members of the Special Committee with respect to their fiduciary duties in considering and evaluating the Proposed Transaction.  The Duff & Phelps representatives made a presentation to the Special Committee regarding their financial analyses with respect to the Proposed Transaction and delivered a written fairness opinion to the Special Committee that the Proposed Transaction, as a whole, was fair, from a financial point of view, to the Company’s unaffiliated public stockholders.  Messrs. Hammers and Reynolds also attended a portion of the meeting and confirmed management’s recommendation that the Special Committee approve the Proposed Transaction, noting the financial and strategic importance of the Proposed Transaction to the Company.  The Special Committee then adopted resolutions approving the Purchase Agreement and the other documents and transactions contemplated by the Proposed Transaction and recommending them to the full Board.

Immediately following the adjournment of the meeting of the Special Committee, the Board met, with representatives of Proskauer in attendance, to consider the definitive transaction documents the Proposed Transaction and the Special Committee’s recommendation to the Board with respect thereto.  Representatives of Proskauer delivered a presentation to the Board summarizing the material terms of the definitive transaction documents, the negotiation history and a comparison of the terms set forth in the term sheet and those ultimately negotiated in the definitive transaction documents.  After consideration of the recommendation of the Special Committee and the terms of the definitive transaction documents for the Proposed Transaction, the Board unanimously adopted resolutions approving the Purchase Agreement and the other documents and transactions contemplated by the Proposed Transaction.

Opinion of Duff & Phelps, LLC

As discussed above, pursuant to an engagement letter dated July 6, 2016, as amended by an addendum thereto dated August 1, 2016, the Special Committee retained Duff & Phelps, LLC, or Duff & Phelps, to serve as its independent financial advisor and to render an opinion in connection with the Proposed Transaction.  The Special Committee retained Duff & Phelps based on Duff & Phelps’ qualifications, reputation and experience in providing fairness opinions, and its experience in valuing companies, generally, and in the medical device industry, in particular.  Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions and valuation advice, in connection with mergers and acquisitions, leveraged buyouts, going-private transactions and recapitalization transactions.

In the engagement letter dated July 6, 2016, Duff & Phelps agreed, if requested, to opine as to the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company of the per-share price of the proposed $25 million investment by Accelmed in newly issued shares of Common Stock.  Duff & Phelps also agreed, if requested, to opine as to the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company of the proposed exchange of no less than $20 million of Notes into shares of the Common Stock at a price per share of not less than the share purchase price implied by the proposed investment by Accelmed (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).  In the addendum dated August 1, 2016, the Special Committee requested that Duff & Phelps analyze the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company, of the financial terms of the Proposed Transaction, as a whole (without considering the fairness of either the investment by Accelmed or the note exchange by Mr. Pell, independently, and without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).

On September 7, 2016, Duff & Phelps delivered a written presentation and its oral opinion, and confirmed in writing, to the Special Committee that, as of that date, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, (1) the $25 million investment in newly issued shares of Common Stock by Accelmed at a price of $1.55 per share and (2) the exchange by Mr. Pell of $29.5 million in face value of Notes payable by the Company (including $1.0 million of accrued interest) into shares of Common Stock at a price per share of $1.67 per share and the cancellation of all outstanding warrants to purchase Common Stock held by Mr. Pell  (referred to by Duff & Phelps collectively as the “note exchange”), taken as a whole, are fair, from a financial point of view, to the unaffiliated stockholders of the Company.  The Accelmed investment and the note exchange were analyzed on a combined basis for purposes of Duff & Phelps’ analysis and are collectively referred to in their analysis as the “Proposed Transaction.” Duff & Phelps has consented to the reproduction of its opinion in this Proxy Statement.

The full text of Duff & Phelps’ written opinion, dated September 7, 2016, which sets forth, among other things, certain assumptions made, certain matters considered and the limitations on the review undertaken in connection with the Proposed Transaction, is attached as Exhibit A to this proxy statement and is incorporated herein by reference.  We urge you to read Duff & Phelps’ opinion carefully and in its entirety.

Duff & Phelps’ opinion was provided for the information and assistance of the Special Committee in connection with its consideration of the Proposed Transaction and (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (ii) does not address any transaction related to the Proposed Transaction, (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; and (iv) does not indicate that the pricing of the Common Stock or the other terms of the Proposed Transaction are the best possibly attainable under any circumstances.  The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based.

Duff & Phelps’ opinion was only one of the factors taken into consideration by the Special Committee in making its determination with respect to the Proposed Transaction.  Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.  Duff & Phelps has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

The information set forth below summarizes the material financial and comparative analyses performed by Duff & Phelps, but does not purport to be a complete description of the financial analyses performed by Duff & Phelps or the data considered by it in connection with its opinion. The preparation of a financial opinion involves various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances.  In arriving at its opinion, Duff & Phelps considered a number of analytical methodologies.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the strengths, weaknesses and applicability of any particular technique.  While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.  The conclusion reached by Duff & Phelps was based on all analyses and factors, taken as a whole, and also on application of Duff & Phelps’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. No one method of analysis should be regarded as critical to the overall conclusion.   Accordingly, Duff & Phelps believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and in transactions similar to the Proposed Transaction, in particular.  Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the following:

1.	Duff & Phelps reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended March 31, 2015 and for the period April 1, 2015 through December 31, 2015, and the Company’s quarterly report and unaudited interim financial statements on Form 10-Q filed with the SEC for six months ended June 30, 2016;

b.	Vision-Sciences, Inc.’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended March 31, 2012 through 2014;

c.	Uroplasty, Inc.’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended March 31, 2012 through 2014;

d.	Unaudited financial information for the Company for year ended December 31, 2015 and the seven months ended July 31, 2015 and July 31, 2016, respectively;

e.	Detailed financial projections prepared by management of the Company for the years ending December 31, 2016 through 2020 (the “Management Projections”);

f.	Other internal documents relating to the history, current operations and probable future outlook of the Company provided to Duff & Phelps by management of the Company;

g.	Agreement and Plan of Merger dated December 21, 2014 by and among Vision-Sciences, Inc., Visor Merger Sub LLC and Uroplasty, Inc.;

h.
Documents related to the Company’s indebtedness, including the Notes between the Company and Lewis C. Pell, as well as a Common Stock purchase warrant by the Company in favor of Mr. Pell dated November 9, 2009 to purchase up to 272,727 shares of the Common Stock, a Common Stock purchase warrant by the Company in favor of Mr. Pell dated November  9, 2009 to purchase up to 378,788 shares of the Common Stock, and a Common Stock purchase warrant by the Company in favor of Mr. Pell dated September 30, 2011 to purchase up to 1,229,105 shares of Common Stock;

i.
Documents related to the Proposed Transaction, including the term sheet dated August 8, 2016 between the Company and Accelmed (the “Term Sheet”) and the unsigned execution version of the Purchase Agreement and the Exchange Agreement; and

j.	Various presentations and reports prepared by Company management, including debt financing updates presented to the Board of Directors.

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and with the Special Committee;

3.	Reviewed the historical trading prices and trading volume of the Company’s Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies and selected transactions that Duff & Phelps deemed relevant, and an analysis of selected publicly traded CCC-rated debt that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

No limits were placed on Duff & Phelps by the Company in terms of the information to which it had access or on the matters it could consider in rendering its opinion.

In performing its analyses and rendering its opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.
Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including that all procedures required by law to be taken in connection with the Proposed Transaction had been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps expresses no opinion with respect to the same or the underlying assumptions;

4.	Assumed that information supplied and representations regarding the Company and the Proposed Transaction made by management of the Company were substantially accurate;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

6.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

7.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Definitive Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived from the Proposed Transaction.

In Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.  To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion as of September 7, 2016.  Duff & Phelps’ opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of that date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the unaffiliated public stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone and must be read together with the full text of each summary and the limitations and qualifications in Duff & Phelps’ opinion.

Summary of Terms of the Notes

The terms of the Notes are summarized below:

($ in thousands, except per share values)

Note Payable	A	B	C
Valuation Date	August 31, 2016	August 31, 2016	August 31, 2016
Original Issue Date/Last Amended Date	March 31, 2015	March 31, 2015	March 31, 2015
Expiry Date	March 31, 2020	March 31, 2020	March 31, 2020
Remaining Time to Maturity, years	3.58	3.58	3.58

Outstanding Notional	$20,006	$3,501	$4,992
Annualized Coupon Rate (Simple Interest)	0.84%	1.66%	1.91%
Accrued Interest as of Valuation Date	$696	$122	$174
Accumulated Interest as of Maturity Date	$1,246	$340	$538
Conversion Price	$6.00	$4.45	$5.55
Early Conversion Start Date	March 31, 2018	March 31, 2018	March 31, 2018
Call Feature	Callable anytime by the Company at Par

Total Face Value of Notes Outstanding			$28,499
Accrued Interest as of Valuation Date			991
Total Face Value of Notes Outstanding Including Accrued Interest			$29,490

Valuation of Notes

Duff & Phelps estimated the value of the Notes using a binomial lattice model. In general, Duff & Phelps analysis included the following steps:

Construct a binomial lattice to model the future changes in the common equity value of the Company (the “Equity Lattice”). The Equity Lattice was developed using the Cox-Ross-Rubenstein methodology. Based on this methodology, the potential paths of the future Common Stock value can be modeled as.

Suuuuuu
Suuu
Suu
Su
Sudu
etc.
u
S
Sud
d
Sd
Suuddd
Sudd
etc
Sdd
Sddd
Sdddddd

Where:

S is the Common Stock value as of the valuation date.

The magnitude of up (u) and down (d) movements is determined by the equity’s volatility and the length of time increments.

These two parameters, along with the risk-free rate, determine the risk-neutral branching probabilities; that is, the probability of the Common Stock value moving up (pu) or down (pd) in the next time period.

Construct a convertible bond lattice for the Notes. The convertible bond lattice incorporates the following characteristics:

•	The scheduled accrued interest and principal payments.

•	The conversion option of the holder.

•	The call option of the issuer.

Calculate the Notes final payout. The convertible tree payouts at the final nodes of the lattice as the maximum of the conversion values or the principal payments plus accrued but unpaid interest.

Rollback value from the maturity date to the valuation date. At each node in the lattice, the value is determined based on a maximization of value from the holder’s perspective (conversion and continuation) and a minimization of value from the Company’s perspective (call option and continuation).

The continuation value at each node is a sum of two components:

•	The “stock component,” which is discounted at the risk-free rate.

•	The “bond component,” which is discounted at the Company’s borrowing rate (risk-free rate + credit spread = total yield)

The concluded values of the Notes are the sum of the present values of the stock components and the bond components.

Inputs and Assumptions

In addition to the terms described above, the following key inputs were applied in Duff & Phelps’ analysis:

•	Common Stock price of $1.25 per share, based on a per share value implied by the Proposed Transaction.

•	Conversion price of $6.00 per share for the Series A Promissory Note, $4.45 per share for the Series B Promissory Note and $5.55 per share for the Series C Promissory Note.

•	Remaining period of the Company’s call option of 3.58 years.

•	Coupon rate of 0.84% for the Series A Promissory Note, 1.66% for the Series B Promissory Note and 1.91% for the Series C Promissory Note.

•	Risk-free rate of 0.94%, interpolated from the constant maturity Treasury rates as of the valuation date with the maturity matching the time to the maturity date.

•	Dividend yield of 0%.

•
Equity volatility of 45% - 60%, based on an analysis of the historical volatility of the Common Stock and the selected public companies (Boule Diagnostics AB, Bovie Medical Corporation, CU Medical Systems, Inc., Ellex Medical Lasers Limited, ITL Ltd., Misonix, Inc., Streamline Health Solutions, Inc., EndoChoice Holdings, Inc., and STAAR Surgical Company).

•	Yield range of 14% - 16%, based on Duff & Phelps’ assessment of the Company’s estimated cost of debt for the Notes, as described below.

Determination of Note Yield

Duff & Phelps identified 15 publicly traded high-yield debt securities to estimate a yield range to value the Notes.  The following table summarizes the term to maturity, debt rating and yield to maturity for each of the debt securities indicated:

Analysis of Selected Comparable Debt Securities

Issuer Name	Industry Group	Term to Maturity (years)	Debt Rating	Issue Size ($ mil)	Current Price	Yield to Maturity

RCN Telecom Services LLC / RCN Capital Corp	Cable & Satellite	4.0	CCC+	$105	$106.9	6.50%
Kinetic Concepts Inc / KCI USA Inc	Medical Equipment & Devices	3.2	CCC+	650	102.0	11.70
HRG Group Inc	Consumer Products	5.4	CCC+	890	103.3	6.66
California Resources Corp	Exploration & Production	3.4	CCC+	1,000	58.0	23.76
Tenet Healthcare Corp	Health Care Facilities & Services	3.5	CCC+	300	101.0	6.42
Ply Gem Industries Inc	Home Improvement	5.5	CCC+	500	104.0	5.21
Monitronics International Inc	Consumer Services	3.6	CCC+	585	93.9	11.24
Cablevision Systems Corp	Cable & Satellite	3.7	CCC+	500	104.9	6.45
EP Energy LLC / Everest Acquisition Finance Inc	Exploration & Production	3.7	CCC+	2,000	65.3	24.15
Bill Barrett Corp	Exploration & Production	3.1	CCC	400	82.1	15.08

		MEAN:				11.72%
		MEDIAN:				8.95%

Immucor Inc	Medical Equipment & Devices	3.0	CCC-	$400	$95.0	13.22%
Sears Holdings Corp	Department Stores	3.4	CCC-	625	88.0	12.55
Cliffs Natural Resources Inc	Metals & Mining	3.6	CCC-	400	88.0	10.00
Northern Oil and Gas Inc	Exploration & Production	3.8	CCC-	200	76.1	16.83
Northern Oil and Gas Inc	Exploration & Production	3.8	CCC-	500	73.3	18.11

		MEAN:				14.14%
		MEDIAN:				13.22%

		Estimated Yield Range:			12.00%	13.00%
		Liquidity premium:			0.50%	1.00%
		Accrued Interest premium:			0.75%	1.00%
		Creditor Preference:			0.75%	1.00%
		Concluded Yield Range:			14.00%	16.00%
Source: Bloomberg

None of the selected publicly traded high-yield debt securities are directly comparable to the Notes. These securities were selected based on similar terms to maturity and hypothetical credit ratings (CCC+  to CCC-) as the Notes.

Duff & Phelps also applied premiums to the yield range derived from the publicly traded debt securities to reflect differences in liquidity, interest payments (accrual vs. current) and the “creditor preference” described below, of the Notes relative to the selected public debt securities.

•
Liquidity Premium – The Notes are not publicly traded.  Duff & Phelps estimated that investors would require a higher yield of approximately 50 to 100 basis points relative to the selected publicly traded debt securities to reflect the relative illiquidity of the Notes.

•
Accrued Interest Premium – The Notes accrue interest and the payment of interest is not due until March 31, 2020, when the Notes mature. The selected publicly traded debt securities pay current cash interest (i.e., every six months). Duff & Phelps estimated that an investor would require a 75 to 100 basis point premium for notes such as the Notes that do not pay accrued interest until maturity.

•
Creditor Preference – The Notes could become subordinate to new borrowings by the Company, since the Notes do not prohibit the Company from incurring indebtedness senior to the Notes. For example, the Company was able to obtain a $7 million secured revolving credit facility in September 2015 based upon an eligible borrowing base.  The Company’s ability to incur indebtedness senior to the Notes would create additional risk for an investor in the Notes (the “creditor preference”) relative to the publicly traded debt securities.  Duff & Phelps estimated that the creditor preference would require a 50 to 100 basis point premium relative to the publicly traded debt securities.

Based on this analysis, Duff & Phelps estimated a yield range of 14.0% to 16.0%, with a midpoint of 15.0%, which was used as the assumed yield to determine the estimated fair market value of the Notes.

Concluded Value of the Notes

Based on the analysis and assumptions described above, Duff & Phelps determined that the estimated fair market value of the Notes in aggregate, including accrued interest, was approximately $18.5 million, representing a 37.2% discount to face value.

Per Share Value Implied by the Proposed Transaction

To determine the implied value of the Proposed Transaction, the value of the Note exchange by Mr. Pell was converted to a fair market value basis.  The exchange price of the Notes was based on the face value of the Notes of $29.490 million (which included  $991,000 of accrued interest).  The negotiated exchange price for the Notes in the Proposed Transaction is $1.67 per share. Dividing the face value of the Notes of  $29.490 million by the exchange price of $1.67 per share results in 17.659 million shares to be received by Mr. Pell.

Dividing the estimated fair market value of the Notes of $18.528 million by the 17.659 million shares to be received in the Note exchange results in an implied per share value of $1.05 per share.

Notes Exchange
(in thousands, except per share values)

Face Value of Promissory Notes to be Exchanged (1)	$29,490
Per Share Exchange Price for Promissory Notes (Face Value Basis) (2)	$1.67
Number of Shares Received in Note Exchange	17,659

Fair Market Value of Promissory Notes to be Exchanged (3)	$18,528
Number of Shares Received in Note Exchange	17,659
Implied Per Share Value of Note Exchange (FMV Basis)	$1.05

(1)	Includes $991,000 of accrued interest.
(2)	Based on the Note Exchange Agreement.
(3)	Fair Market Value of Notes, as estimated by Duff & Phelps.

To determine the per share value of the Proposed Transaction, Duff & Phelps aggregated the $25 million in cash from the Accelmed investment with the $18.528 million estimated value of the Notes, and  deducted estimated transaction expenses of approximately $1.3 million, to determine the aggregate equity value of the Proposed Transaction of $42.228 million.

The aggregate number of shares to be issued by the Company in the Proposed Transaction was determined by adding the 16.129 million shares to be received by Accelmed (determined by dividing $25 million investment amount by the negotiated price of $1.55 per share), plus the  17.659 million shares to be received by Mr. Pell in the Note Exchange.

Dividing the aggregate equity value of the Proposed Transaction of $42.228 million by the 33.788 million new shares issued results in the implied value of the Proposed Transaction of $1.25 per share.

Valuation Analysis

As part of its analysis, Duff & Phelps’ performed a valuation analysis of the Company using generally accepted valuation methodologies.

Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow (“DCF”) analysis using the Management Projections for fiscal years 2016 through 2020 to derive indications of total enterprise value. A DCF analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements, as well as the net present value of projected free cash flows.  Management’s projected EBITDA amounts were estimated on a cash basis and reflect cash payments related to severance, the proxy solicitation pursuant to this proxy statement and the Proposed Transaction-related expenses.  These expenses were provided by management of the Company.  Furthermore, Duff & Phelps deducted stock-based compensation as if it were cash compensation.

In its analysis shown in the table below, Duff & Phelps calculated the projected debt-free free cash flows of the Company for the fiscal years 2016 through 2020. Due to the fact that taxable income in the projection period would be offset by net operating loss carryforwards, no taxes were deducted from EBITDA.  Duff & Phelps then calculated the projected debt-free cash flows of the Company by subtracting capital expenditures, changes in deferred rent and changes in working capital. All of the assumptions and estimates used to determine the Company’s debt-free cash flows were provided by management of the Company.

Discounted Cash Flow Analysis

($ in thousands)
LTM (1)		2016P	2017P	2018P	2019P	2020P	5-YR CAGR

Revenue	$51,191	$50,784	$52,561	$55,573	$58,716	$62,096	4.7%
Growth	10.0%	3.0%	3.5%	5.7%	5.7%	5.8%

EBITDA (2)	(2,054)	(975)	(831)	315	1,633	2,917	NM
EBITDA Margin	(4.0%)	(1.9%)	(1.6%)	0.6%	2.8%	4.7%

		8/16-12/16
EBITDA		$(1,725)	$(831)	$315	$1,633	$2,917
Pro Forma Taxes (3)		0	0	0	0	0
Deferred Rent		(2)	(7)	(10)	(6)	0
Capital Expenditures		(125)	(788)	(834)	(881)	(931)
(Increase) Descrease in Working Capitlal		(517)	(124)	(405)	(464)	(499)
Free Cash Flow		$(2,370)	$(1,750)	$(934)	$282	$1,486

Enterprise Value	Low		Mid		High

Terminal Revenue Exit Multiple (4)	1.4	x	1.5	x	1.6	x
Weighted Average Cost of Capital	16.50%		16.00%		15.50%
Concluded Enterprise Value Range (Rounded)	$41,000		$45,500		$49,500

Implied Enterprise Value Multiples

LTM Revenue (1)	$51,191	0.80	x	0.89	x	0.97	x
2016 Revenue	50,784	0.81	x	0.90	x	0.97	x
2017 Revenue	52,561	0.78	x	0.87	x	0.94	x

(1)	Latest twelve months ended July 31, 2016; LTM revenue growth represents LTM period ended June 30, 2016.
(2)	EBITDA estimated to be on a cash basis and reflects cash payments relataed to severance, merger and proxy expenses.
  Furthermore, stock-based compensation was treated as if it were a cash expense.
(3)	Taxable income in 2019-2020 will be offset by the NOLs, both outstanding as of July 31, 2016 and created in 2016-2018.
(4)	Based on analysis of selected public companies and selected M&A transactions found on foollowing pages.

Duff & Phelps calculated a terminal value for the Company by capitalizing the projected revenue in fiscal 2020 by multiples ranging from 1.4x to 1.6x based on an analysis of selected public companies and selected merger and acquisition (M&A) transactions, as described below.

Duff & Phelps then discounted the sum of the projected debt-free cash flows for fiscal year 2016 through 2020 and the terminal value for the Company by the Company’s estimated weighted-average cost of capital ranging from 15.5% to 16.5%. Fiscal 2016 debt-free cash flows were adjusted to include only the interim period from August 1, 2016 through December 31, 2016.

The Company’s estimated weighted-average cost of capital was based on the Capital Asset Pricing Model using information derived from the companies in the selected public company analysis. The weighted average cost of capital reflected the relative risk associated with the Company’s projected debt-free cash flows, the Company’s current and pro-forma capital structures, as well as the rates of return that security holders could expect to realize on alternative investment opportunities.

The DCF analysis resulted in an estimated total enterprise value ranging from $41.0 million to $49.5 million. Subtracting (i) the estimated fair market value of the Company’s outstanding debt balance of $18.5 million (as valued by Duff & Phelps), (ii) an unfunded pension liability as of July 31, 2016 of $0.7 million and (iii) the estimated fair market value of outstanding stock options of the Company ranging from $0.8 million to $1.2 million, and adding the Company’s cash balance as of July 31, 2016 of $2.9 million, resulted in an estimated total common equity value range of $23.9 million to $31.9 million, or $0.90 to  $1.20 per share of Common Stock.

Market Approach.  Duff & Phelps analyzed valuation multiples of selected public companies and selected M&A transactions to apply to the Company projected 2020 revenue as part of the DCF analysis.

The companies utilized for comparative purposes in the following analyses are not identical to the Company, and the transactions utilized for comparative purposes in the following analyses are not identical to the Proposed Transaction.  Duff & Phelps did not have access to nonpublic information of any of the companies or transactions used for comparative purposes. Accordingly, complete valuation analyses of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involve complex considerations and judgments concerning differences in financial and operating characteristics of such companies and transactions and other factors that could affect their value relative to that of the Company and the Proposed Transaction.  Therefore, the selected public companies and selected M&A transactions analyses are subject to these limitations.

Selected Public Companies Analysis.  A selected public companies analysis compares a subject company to a group of public companies that investors may consider similar to the Company, and applies valuation multiples to the Company’s financial performance metrics based on the qualitative and quantitative comparison. Comparative factors include, but are not limited to, historical and projected growth and volatility in earnings and factors that affect the riskiness of future cash flows.

Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. Duff & Phelps included the following nine companies in the selected public companies analysis based on their relative similarity, primarily in terms of industry, size, growth and profit margins, to those of the Company:

Micro Cap (<$100M market cap)	Small Cap ($100M – $250M market cap)

Boule Diagnostics AB	EndoChoice Holdings, Inc.

Bovie Medical Corporation	STAAR Surgical Company

CU Medical Systems, Inc.

Ellex Medical Lasers Limited

ITL Ltd.

Misonix, Inc.

Streamline Health Solutions, Inc.

Duff & Phelps noted that the Company has not achieved profitability and does not expect to achieve positive EBITDA (as defined by Duff & Phelps deducting stock based compensation as if it were cash) until fiscal 2018.  Furthermore, the projected revenue growth rate for the Company  ranged from 3.0% to 5.8% in the projection period.  Companies that had the following characteristics were not considered and were excluded from the broader group: (i) latest twelve month revenue growth rate below 5% or above 15%; (ii) projected revenue growth rate below 0% or above 25%; (iii) latest twelve month EBITDA margin below (-50%) or above 10%; and (iv) enterprise values less than $10 million or greater than $250 million.  The tables below summarize certain observed trading multiples, on an aggregate basis, of the selected public companies.

In selecting multiples, Duff & Phelps reviewed the selected public companies, taken as a group. Duff & Phelps noted that the Company is significantly smaller in size relative to the selected public companies, with generally weaker profitability and weaker growth prospects, as illustrated in the table below.  Duff & Phelps selected enterprise value-to-revenue multiples to apply to the Company’s projected revenues in 2020. By 2020, the Company is projected to achieve EBITDA margin of 4.7%, which is above the median but below the mean of the selected public company projected margins for 2017, the latest year for which projections are publicly available.  Furthermore, the Company projected revenue growth is weaker than that of the selected public companies, taken as a group.

Selected Public Companies Analysis

COMPANY INFORMATION	REVENUE GROWTH				EBITDA MARGIN
Company Name	3-YR CAGR	LTM	2016	2017	3-YR CAGR	LTM	2016	2017

Micro Cap (<$100M Market Cap)
Boule Diagnostics AB (1)	6.4%	14.4%	NA	NA	7.3%	7.6%	NA	NA
Bovie Medical Corporation (1)	2.2	20.0	22.8	18.1	-17.0	-14.8	-7.2	-2.4
CU Medical Systems, Inc.	5.9	50.4	NA	NA	8.4	8.0	NA	NA
Ellex Medical Lasers Limited	19.3	5.6	-4.0	NA	7.7	11.2	10.3	NA
ITL Ltd.	7.7	9.7	NA	NA	8.0	3.8	NA	NA
Misonix, Inc.	12.3	11.6	NA	NA	-13.7	-10.6	NA	NA
Streamline Health Solutions, Inc.	6.0	7.3	2.3	10.2	-19.4	-2.8	NA	15.1

Small Cap ($100M - $250M)
EndoChoice Holdings, Inc.	28.3	9.9	11.9	17.9	-52.7	-57.5	-47.9	-19.7
STAAR Surgical Company	6.5	10.7	8.5	7.6	-1.2	-14.6	NA	NA

Mean	10.5%	15.5%	8.3%	13.4%	-8.0%	-7.8%	-14.9%	-2.3%
Median	6.5%	10.7%	8.5%	14.1%	-1.2%	-2.8%	-7.2%	-2.4%

Cogentix (2)	9.4%	10.0%	3.0%	3.5%	-24.4%	-4.0%	-1.9%	-1.6%

(1)	Boule Diagnostics AB: LTM EBITDA margin based on estimated LTM EBITDA.
(2)	Projected revenue and adjusted EBITDA provided by Cogentix management
LTM = Latest Twelve Months
NA - Not Available
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
* Excluded from Mean and Median
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Duff & Phelps used publicly available historical financial data and equity research estimates as compiled by S&P Capital IQ, a web-based research and financial information database, to calculate certain valuation ratios for the public companies listed in the table below. Duff & Phelps analyzed historical and projected revenue and EBITDA for each of the publicly traded companies. Duff & Phelps then analyzed such public companies’ trading multiples of enterprise value to their respective reported and forecasted (as available) revenue. The table below summarizes such analysis:

Selected Public Companies Analysis

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				EV AS MULTIPLE OF
Company Name	Common Stock Price on 09/01/2016	% of 52- Week High	Market Capitalization	Enterprise Value	LTM Revenue		2016 Revenue		2017 Revenue

Micro Cap (<$100M Market Cap)
Boule Diagnostics AB	$15.13	94.5%	$71.2	$71.4	1.68	x	NA		NA
Bovie Medical Corporation	3.89	80.4	105.8	106.5	3.21		2.94		2.49
CU Medical Systems, Inc.	3.31	64.4	47.7	57.6	1.68		NA		NA
Ellex Medical Lasers Limited	0.81	82.3	92.2	92.9	1.68		1.75		NA
ITL Ltd.	0.15	82.0	14.8	19.0	0.81		NA		NA
Misonix, Inc.	6.11	50.9	47.6	44.9	1.91		NA		NA
Streamline Health Solutions, Inc.	1.49	42.6	28.7	39.1	1.36		1.35		1.22
	Median		$47.7	$57.6	1.68	x	1.75	x	1.86	x
	Mean		$58.3	$61.6	1.76	x	2.01	x	1.86	x
Small Cap ($100M - $250M)
EndoChoice Holdings, Inc.	3.89	19.8	101.3	87.5	1.17		1.08		0.92
STAAR Surgical Company	8.71	90.7	352.2	363.2	4.55		4.34		4.03
	Median		$226.7	$225.3	2.86	x	2.71	x	2.48	x

Cogentix (1)	$1.16	68.2%	$31.9	$48.5	0.95	x	0.96	x	0.92	x

(1)
Based on stock price as of September 1, 2016, value of Notes used in calculating EV was estimated by D&P, and projected revenue multiples were based on revenue estimates provided by Cogentix management.

LTM = Latest Twelve Months
EV - Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents + Net Non-Operating Assets)
* Excluded from Mean and Median
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Based on the risk analysis described above, Duff & Phelps selected multiples of enterprise value to revenue to apply to the Company’s projected 2020 revenue that were below the mean and median multiples of revenue, but above the bottom of the  range of the selected public companies due to the Company’s smaller size, weaker profitability and lower projected growth rates.  The range of multiples selected to apply to the Company’s projected 2020 revenue in the DCF analysis was 1.4x to 1.6x.

Furthermore, Duff & Phelps compared the valuation multiples from the selected public company analysis and the selected M&A transactions analysis to the range of implied enterprise value multiples for the Company based on the DCF analysis.  Based on the Company risk and growth profile relative to the selected publicly traded companies, the implied enterprise value to revenue multiples for the Company  were determined to be reasonable.

Selected Transactions Analysis.  Duff & Phelps also identified certain precedent M&A transactions involving target companies that had businesses somewhat similar to that of the Company.  Duff & Phelps compared the Company to the target companies involved in the selected M&A transactions listed in the table below. The selection of these M&A transactions was based, among other things, on the target company’s industry, the relative size of the M&A transaction compared to the Proposed Transaction and the availability of public information related to the M&A transactions.

Selected Transaction Analysis

($ in millions)
Date	Target Name	Target Business Description	Acquirer Name	Implied EV ($MM)	LTM Revenue ($MM)	LTM EBITDA ($MM)	EBITDA Margin	EV / Revenue	EV / EBITDA

10/13/2015	Thermomedics, Inc.	Non-contact infrared thermometers	PositiveID Corporation	$3	$1	$0	24.3%	3.48x	14.3x
3/11/2014	Aubrey Group, Inc.	Bio-artificial liver, blood pumps, cardiac catheters	Sparton Corp.	5	8	N/A	N/A	0.60x	N/A
1/30/2015	Charter Medical, Ltd.	Specialty single-use products for blood transfusion	Solesis Medical Technologies	30	20	3	16.8%	1.53x	9.1x
3/24/2016	Magellan Diagnostics, Inc.	Point-of-care systems focused on lead testing	Meridian Bioscience, Inc.	66	16	N/A	N/A	4.13x	N/A
3/17/2016	DFINE Inc.	Pathologies of the vertebrae and treatment of fractures	Merit Medical Systems, Inc.	98	33	N/A	N/A	2.92x	N/A
7/27/2016	CAS Medical Systems, Neonatal Business	Neonatal intensive care disposables products	Trinity Medical Devices Inc.	4	2	N/A	N/A	1.74x	N/A
11/5/2013	Medi-Lynx Cardiac Monitoring, LLC	Arrhythmia ECG waveform and classifies morphology	Medicalgorithmics S.A.	45	33	13	38.2%	1.39x	3.6x
3/11/2014	Separation Technology Inc.	Provides centrifugation solutions	EKF Diagnostics Holdings plc	4	4	1	12.5%	1.00x	8.0x
3/28/2016	Datascope Corp., Pressure-Assisted Hemostatic Devices	Assist hemostasis of the radial artery puncture site	Merit Medical Systems, Inc.	28	40	N/A	N/A	0.69x	N/A
7/6/2016	Celleration Inc.	Ultrasound solution treating a wound bed	Alliqua BioMedical, Inc.	50	9	N/A	N/A	5.69x	N/A
2/3/2016	CryoLife, Inc., HeRO Graft Product Line	Comprises subcutaneous vascular access system	Merit Medical Systems, Inc.	19	8	N/A	N/A	2.47x	N/A
4/14/2016	X-spine Systems, Inc.	Develops spinal implants and instrumentation	Bacterin International Holdings	87	42	7	17.3%	2.05x	11.8x
1/5/2015	Genesee BioMedical, Inc.	Tissue substitute used in atrial and ventricular repairs	CryoLife Inc.	2	1	N/A	N/A	1.64x	N/A
10/4/2013	Mick Radio-Nuclear Instruments, Inc.	Prostate brachytherapy LDR, HDR, and LDR/HDR	Eckert & Ziegler BEBIG Inc.	2	4	N/A	N/A	0.59x	N/A

	High	$98	$42	$13	38.2%	5.69x	14.3x
	Low	$2	$1	$0	12.5%	0.59x	3.6x

	Mean	$31	$16	$5	21.8%	2.14x	9.4x
Source: Capital IQ	Median	$23	$8	$3	17.3%	1.69x	9.1x

Historical Stock Trading and Premium Analysis.  Because the Common Stock is publicly traded, Duff & Phelps considered the per share value ascribed to it by the public markets.  Duff & Phelps analyzed the Company’s historical stock prices, trading volume, level of institutional ownership and historical valuation multiples.  On September 1, 2016, the closing price of Common Stock as reported on The NASDAQ Capital Market was $1.16 per share.  Over the 30-day trading period from July 21, 2016 to September 1, 2016, the Common Stock traded in a range of $1.01 to  $1.25 per share, with a 30-day average share price of $1.11.  In performing its fundamental valuation, Duff & Phelps considered the reported price per share and the 30-day trading average of the Common Stock as indications of value.

Valuation Analysis Conclusions

Duff & Phelps’ valuation analysis, as summarized in the table below, resulted in indications of the Company’s total enterprise value ranging from $41.0 million to $49.5 million.  After subtracting (i) the estimated fair market value of the Company’s outstanding debt balance of $18.5 million (as valued by Duff & Phelps), (ii) an unfunded pension liability as of July 31, 2016 of $0.7 million and (iii) the estimated fair market value of outstanding stock options of the Company ranging from $0.8 million to $1.2 million, and adding the Company’s cash balance as of July 31, 2016 of $2.9 million, resulted in an estimated total common equity value range of $23.9 million to $31.9 million, or $0.90 to $1.20 per share of Common Stock.  These indications of value per share for the Common Stock were below the per share value implied by the Proposed Transaction of $1.25 per share.

In addition, as summarized in the table below, Duff & Phelps determined the indicated value per share of Common Stock factoring in the Accelmed investment of $25.0 million, the note exchange by Mr. Pell and the approximately $1.3 million in expected transaction costs.  The common equity values range from $65.8 million to $74.1 million and the increase in fully diluted shares to 60.3 million shares.  This results in a range of values from $1.09 to $1.23 per share.

Duff & Phelps observed that its analysis supported its determination of the fairness, from a financial point of view, of the Proposed Transaction, as a whole, to the unaffiliated public stockholders of the Company.

Valuation Conclusion

(in thousands, except per share values and multiples)
	D&P Estimate - Pre-Transaction			Current	Current	D&P Estimate - Post Transaction			Proposed
	Low	Mid	High	Market Value (1)	Market Value (2)	Low	Mid	High	Transaction

Enterprise Value Conclusion	$41,000	$45,500	$49,500	$47,000	$48,500	$41,000	$45,500	$49,500

Cash and Equivalents (3)	2,924	2,924	2,924	2,924	2,924	2,924	2,924	2,924
Accelmed Investment						25,000	25,000	25,000	25,000
Transaction Costs (4)	0	0	0	0	0	(1,300)	(1,300)	(1,300)	(1,300)
Unfunded Pension Liability (5)	(746)	(746)	(746)	(746)	(746)	(746)	(746)	(746)
FMV of Promissory Notes to be Exchanged (rounded) (6)	(18,528)	(18,528)	(18,528)	(18,528)	(18,528)	0	0	0	18,528

Aggregate Equity Value	24,650	29,150	33,150	30,576	31,939	66,878	71,378	75,378	42,228

Est. Value of Stock Options (7)	(784)	(1,004)	(1,211)	(1,077)	(1,147)	(1,048)	(1,153)	(1,249)
Common Equity Value	23,866	28,146	31,939	29,499	30,791	65,830	70,225	74,129	42,228

Shares Outstanding as of September 1, 2016	26,137	26,137	26,137	26,137	26,137	26,137	26,137	26,137
Accelmed New Shares						16,129	16,129	16,129	16,129
Pell New Shares						17,659	17,659	17,659	17,659
Unvested Restricted Shares as of September 1, 2016	408	408	408	408	408	408	408	408
Fully Diluted Shares Outstanding	26,544	26,544	26,544	26,544	26,544	60,332	60,332	60,332	33,788

Indicated Value Per Share	$0.90	$1.06	$1.20	$1.11	$1.16	$1.09	$1.16	$1.23	$1.25

Implied Enterprise Value Multiples

LTM Revenue (8)	$51,191	0.80	x	0.89	x	0.97	x	0.92	x	0.95	x	0.80	x	0.89	x	0.97	x
2016 Revenue	50,784	0.81	x	0.90	x	0.97	x	0.93	x	0.96	x	0.81	x	0.90	x	0.97	x
2017 Revenue	52,561	0.78	x	0.87	x	0.94	x	0.89	x	0.92	x	0.78	x	0.87	x	0.94	x

(1)	Represents 30 trading day average closing prices from July 21, 2016 through September 1, 2016.
(2)	Closing price as of September 1, 2016.
(3)	As of July 31, 2016.
(4)	Based on management estimates.
(5)	Represents the unfunded portion of savings and retirement plans as of July 31, 2016.
(6)	Represents the estimated FMV of the Note Exchange (face value of $29.5 million including accrued interest) contemplated in the Proposed Transaction.
(7)	Based on option pricing model; 2,762,445 stock options with exercise prices ranging between $0.88 and $24.40.
(8)	Latest twelve months ended July 31, 2016.

FMV = Fair Market Value

Other Information.

Disclosure of Prior Relationships. Duff & Phelps has acted as financial advisor to the Special Committee and will receive fees for its services.  No portion of Duff & Phelps’ fees was contingent upon either the conclusion expressed in its opinion or whether or not the Proposed Transaction is successfully consummated.  Pursuant to the terms of the engagement, a portion of Duff & Phelps’ fees was paid upon Duff & Phelps’ informing the Special Committee that it was prepared to deliver its opinion.  Other than this engagement, during the two years preceding the date of its opinion, Duff & Phelps had no material relationship with any party to the Proposed Transaction for which compensation was received or was intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Fees and Expenses.  Pursuant to its engagement letter with the Company, Duff & Phelps received a professional fee for providing financial advisory services in the amount of $100,000 and a fee for providing a fairness opinion in the amount of $225,000. The Company has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’ engagement.

The issuance of Duff & Phelps’ opinion was approved by the Transaction Opinions Review Committee of Duff & Phelps.

Description of the Purchase Agreement and Related Agreements

The following is a summary of the material terms of the Purchase Agreement, the Voting Agreement, the Note Exchange Agreement and the Registration Rights Agreement. While we believe this summary covers the material terms of these agreements, we encourage you to read each of them in its entirety; they are included as Exhibits 10.1, 99.2 and 10.2, respectively, to the Current Report on Form 8-K filed with the SEC by the Company on September 7, 2016, and Exhibit 19 to the Schedule 13D/A filed with the SEC by Mr. Pell on September 8, 2016.

Purchase Agreement

Under the Purchase Agreement, the Company has agreed to issue to the Investor, and the Investor has agreed to purchase from the Company, 16,129,033 shares of our Common Stock at $1.55 per share, for an aggregate purchase price of $25 million (rounded up to the nearest whole share).  The sale of shares of our Common Stock pursuant to the Purchase Agreement is expected to close in the fourth quarter of 2016, subject to the approval of the Company’s stockholders (in accordance with applicable NASDAQ requirements) and the satisfaction of the other closing conditions.  The Company has agreed to use commercially reasonable efforts to seek the approval by its stockholders by November 18, 2016 of the Purchase Agreement and the Note Exchange Agreement (as defined below) at a meeting of the Company’s stockholders, subject to certain conditions.

Closing Conditions

Under the Purchase Agreement, the Investor’s obligation to consummate the transaction is conditioned on, among other things, (i) the Company obtaining the requisite stockholder approval, (ii) the Company having timely submitted a plan to regain compliance with the NASDAQ listing requirements, (iii) the Company possessing all certificates, marks and other registrations necessary to sell any and all products of the Company in which the Company’s products are being sold as of the date of the Purchase Agreement (where the absence of which would reasonably likely to have a material adverse effect); (iv) Mr. Pell having entered into the Voting Agreement; (v) all of the promissory notes issued to Mr. Pell by the Company having been exchanged for shares of Common Stock and the cancellation of all the warrants issued to Mr. Pell in connection with the Note Exchange Agreement; and (vi) the Company, Mr. Pell and the Investor having entered into a Registration Rights Agreement.

Covenants

Amendments to Certificate of Incorporation and Bylaws

The Company agreed to amend the Amended and Restated Bylaws of the Company (the “Bylaws”) to reduce the required quorum for all meetings of the Company’s stockholders to one-third of all of the issued and outstanding shares of stock entitled to vote at the meeting.  This amendment was effected on September 12, 2016.

Also under the Purchase Agreement, the Company has agreed that, following the closing of the Proposed Transaction and upon demand by Accelmed, the Company shall take all corporate actions necessary (including taking commercially reasonable efforts to obtain stockholder approval)  to amend and restate (i) the Bylaws to read substantially as set forth on Exhibit B to this proxy statement, and (ii)  the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) to read substantially as set forth on Exhibit C to this proxy statement, in each case, with such additional changes as the Company’s Board of Directors, including the directors designated by Accelmed, may approve.  The Company is not seeking stockholder approval of the amendments to the Amended and Restated Certificate of Incorporation or the Bylaws of the Company at the Special Meeting.

Stockholder Meeting

The Company has agreed  to, as reasonably promptly as practicable after the SEC confirms it has no further comments on this proxy statement, duly call, establish a record date for, give notice of, convene and hold the Stockholder Meeting, and to use commercially reasonable efforts to seek the approval of the Company’s stockholders for the Proposed Transaction by November 18, 2016.  This obligation continues to apply notwithstanding a Change of Recommendation (as defined below) by the Board.

The Company is permitted to postpone or adjourn the Stockholder Meeting only (i) with the consent of the Investor, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholder Meeting or following an order or request from the SEC, or (iv) to allow additional solicitation of votes in order to obtain the approval of the Company’s stockholders for the Proposed Transaction.

The Company is not permitted under the Purchase Agreement to change the record date of the Stockholder Meeting or establish a different record date without the prior written consent of Investor (not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law. If the date of the Stockholder Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company has agreed that, unless the Investor otherwise approves in writing, the Company will use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Stockholder Meeting, as so adjourned, postponed or delayed, except as required by applicable law

Non-Solicitation Covenant

The Company has agreed to cease any ongoing solicitation, encouragement, discussions or negotiations with any parties (other than the Investor)  with respect to any unsolicited bona fide written proposal made by a person to acquire beneficial ownership of 50% or more of the assets of, or 50% or more of the Common Stock of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving the Company (an “Acquisition Proposal”).

The Company has also agreed that it shall not, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Subject to certain exceptions, the Company has further agreed that it shall not, directly or indirectly (i) participate in any discussion or negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to its knowledge, is considering making an Acquisition Proposal, (ii) make a Change of Recommendation, (iii) enter into any agreement providing for any Acquisition Proposal (subject to certain exceptions) or (iv) resolve, propose or agree to any of the foregoing.

The Company has agreed to promptly, and in any event within 48 hours,  notify the Investor in writing if the Company receives  any Acquisition Proposal or any offer, inquiry or request for discussions or negotiations regarding any Acquisition Proposal.

Superior Proposals

If the Company receives an unsolicited Acquisition Proposal that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, could reasonably be expected to result in a Superior Proposal and, after consultation with its outside legal counsel, the Board determines that such action is required in order for the directors to comply with their fiduciary duties under applicable law, then the Company is permitted to take the following actions: (i) subject to receiving an executed confidentiality agreement from the third party, furnish non-public information to the third party making such Acquisition Proposal and (ii) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.  A “Superior Proposal” is an Acquisition Proposal which the Board, acting in its good faith judgment (after consultation with its outside legal counsel and financial advisor), determines is superior from a financial point of view to the transactions contemplated by the Purchase Agreement taking into account such factors and matters deemed relevant in good faith by the Board, including the (a) identity of the Person making the Acquisition Proposal; (b) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (c) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal.

Change of Recommendation

Except as provided below, under the terms of the Purchase Agreement, the Board has agreed not to: (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to the Investor, the Board Recommendation (as defined in the Purchase Agreement), (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or (iii) enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company (each of the foregoing, a “Change of Recommendation”).

Notwithstanding the foregoing, prior to the Stockholder Meeting, the Board may make a Change of Recommendation in connection with a Superior Proposal if:  (a) the Board has determined in good faith, after consultation with its outside legal counsel, that such action is required in order for the directors to comply with their fiduciary duties under applicable law; (b) the Company has provided the Investor with at  least four business days’ prior written notice that the Board intends to take such action; (c) prior to taking such action,  if requested by the Investor, the Company has  negotiated in good faith with the Investor during such four business day period to make such revisions to the terms of the Purchase Agreement so that effecting such Change of Recommendation would no longer be required in order for the directors to comply with their fiduciary duties under applicable law; and (d) the Board shall have considered in good faith any changes to the Purchase Agreement offered in writing by the Investor in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by the Investor were to be given effect.

In addition, nothing in the Purchase Agreement prohibits or restricts the Board from making a Change of Recommendation to the extent that it determines in good faith, after consultation with its outside legal counsel, that effecting a Change of Recommendation would be required in order for the directors to comply with their fiduciary duties under applicable law.

Notwithstanding a Change of Recommendation, the Company is obligated to duly call, establish a record date for, give notice of, convene and hold the Stockholder Meeting and use commercially reasonable efforts to seek stockholder approval of the Proposed Transaction by November 18, 2016.

Representations and Warranties

In the Purchase Agreement, each of the Company and the Investor has made certain customary representations and warranties. The Company’s representations and warranties to the Investor including, among others, representations and warranties with respect to its capitalization and certain other representations regarding matters relating to the Company’s business and the issuance of the Company’s securities. The Investor’s representations and warranties to the Company including, among others, representations and warranties about its status as an accredited investor and its investment intent. The representations and warranties in the Purchase Agreement survive until the second anniversary of the closing of the Purchase Agreement.

Indemnification

Under the Purchase Agreement and subject to certain limitations set forth therein, the Company has agreed to indemnify, defend and hold harmless Accelmed, its affiliates and certain other persons from and against certain liabilities incurred as a result of, or arising out of, or relating to, any claim (whether direct or derivative) of a breach of fiduciary duty by the Board, or by any director or by any stockholder, in connection with the Purchase Agreement and the transactions contemplated thereby.

Termination

Each of the Company and the Investor may terminate the Purchase Agreement in certain circumstances, including, among other things, if the closing of the Proposed Transaction has not occurred by December 22, 2016 (the “Outside Date”), by mutual written consent, and in connection with the other party’s breach in a material respect of its representations, warranties, covenants or agreements contained in the Purchase Agreement that is either not curable or, if curable, has not been cured prior to the Outside Date.

In addition to the termination rights described above, if the Company’s stockholders have not approved the Proposed Transaction by the Outside Date, then the Investor will also have the right to terminate the Purchase Agreement. If the Board of Directors has not theretofore made a Change of Recommendation, then the Company will be required to pay a termination fee of $500,000 to the Investor.  If the Company is required to pay this $500,000 termination fee, then the Company will not be required to reimburse the fees and expenses of the Investor that would otherwise be required to be reimbursed (up to a $400,000 cap) if the Purchase Agreement is terminated under certain other circumstances or if the closing of the Proposed Transaction occurs.

The Investor also has the right to terminate the Purchase Agreement prior to the Special Meeting if the Board of Directors has made a Change of Recommendation.  Such termination right may only be exercised until the later of five business days following the date such Change of Recommendation has been made by the Board or 15 calendar days prior to the date of the Stockholder Meeting.  If the Investor exercises this termination right, then the Company will be required to pay a termination fee of $1 million to the Investor. If the Company is required to pay this $1 million termination fee, then the Company will not be required to reimburse the fees and expenses of the Investor that would otherwise be required to be reimbursed (up to a $400,000 cap) if the Purchase Agreement is terminated under certain other circumstances or if the closing of the Proposed Transaction occurs.

Note Exchange Agreement

In connection with entering into the Purchase Agreement, the Company entered into the Note Exchange Agreement.  Under the Note Exchange Agreement, the entire outstanding principal amount of and all accrued interest on the promissory notes made by the Company and purchased by Mr. Pell will be exchanged for 17,684,613 shares of Common Stock (assuming the closing of the Note Exchange Agreement occurs on October 27, 2016), at a price per share of $1.67, and all the warrants the Company had issued to Mr. Pell will be cancelled and of no further force and effect, immediately prior to the closing of the Purchase Agreement. As of the date hereof, Mr. Pell holds promissory notes with approximately $28,500,000 of outstanding principal and $1 million of accrued interest, for a total of approximately $29,500,000, and owns warrants with the right to purchase an aggregate of 376,123 shares of Common Stock at a weighted average exercise price of $9.31 per share. Subject to the approval of the Note Exchange Agreement by the Company’s stockholders, the exchange will occur immediately prior to the closing of the Purchase Agreement.

Certain Accounting and Tax Implications

As discussed below, Mr. Pell and the Investor entered into the Voting Agreement, pursuant to which, among other things, the parties thereto have agreed to vote any shares of Common Stock controlled or owned by them as directed by the terms of the Voting Agreement. Mr. Pell and the Investor collectively will own over 50% of the Common Stock after the consummation of the Proposed Transaction, which will result in a change of control of the Company for purposes of Accounting Standards Codification 805. The Company will elect not to apply push down accounting for the Proposed Transaction as allowed under current accounting guidance because neither Mr. Pell nor the Investor prepare stand-alone financial statements nor do Mr. Pell and the Investor collectively prepare stand-alone financial statements.

The Debt Exchange will create “cancellation of debt” income for U.S. income tax purposes.  The cancellation of debt income is expected to be approximately $2.1 million and is calculated based on the difference of the exchange price of the indebtedness pursuant to the Note Exchange Agreement ($1.67 per share of Common Stock) compared to fair value of the shares of Common Stock of $1.55 (based on the price per share under the Purchase Agreement). The Company expects the cancellation of debt income to have minimal impact on its taxes payable for 2016 due to the Company’s taxable losses for the current year and its ability to use its net operating losses.

The Company records interest expense on the indebtedness held by Mr. Pell based on the stated interest rate on the indebtedness of approximately 1% plus amortization of the associated debt discount, which results in an effective interest rate of approximately 6%.  After the Debt Exchange, the Company will no longer accrue interest expense associated with the indebtedness held by Mr. Pell.  For the six months ended June 30, 2016, the total interest expense associated with the indebtedness held by Mr. Pell was $0.7 million.

The Company will recognize non-cash expense upon the exchange of the indebtedness held by Mr. Pell, based on the difference between the original exchange price of each note and the exchange price per the Note Exchange Agreement.  The Company expects such non-cash expense to be approximately $18.6 million.

The proposed transactions pursuant to the Note Exchange Agreement will create limitations on the Company’s ability to use its net operating losses to offset future taxable income.  The Company is currently assessing the amounts of these limitations under Section 382 of the Internal Revenue Code.  The Company expects no impact to the Company’s balance sheet as a result of these limitations as the net operating losses are fully reserved in the Company’s balance.

The Company expects to raise $25 million in cash in the Proposed Transaction.  The increase to additional paid in capital due to the equity issuance will be offset by the  incremental costs associated with the equity issuances, which the Company currently expects will be approximately $1.3 million.

Voting Agreement

In connection with the entry into the Purchase Agreement, Mr. Pell and the Investor entered into the Voting Agreement, pursuant to which, among other things, the parties thereto have agreed to vote any shares of Common Stock controlled or owned by them as directed by the terms of the Voting Agreement.

Each of Mr. Pell and the Investor has agreed to vote their shares of Common Stock for the other party’s nominees to the Board and each of Mr. Pell and the Investor are entitled to nominate two directors. Following the transactions contemplated by the Purchase Agreement, Mr. Pell and the Investor will own or control a majority of the outstanding Common Stock of the Company. The Voting Agreement is intended, in part, to qualify the Company as a “Controlled Company” under NASDAQ Rule 5615(c)(2), and the parties to the Voting Agreement have agreed to take such further actions (consistent with the terms thereof and of the Purchase Agreement) as may be reasonably necessary to satisfy such qualification. Additionally, under the terms of the Purchase Agreement, the Company has agreed that one of the directors nominated to the Board by the Investor will serve as Chairman of the Board until the Investor or its affiliates no longer own 50% of the shares purchased pursuant to the Purchase Agreement or unless otherwise agreed to by the  Investor.  The Voting Agreement also requires the stockholders party thereto to take all necessary actions, to the fullest extent permitted by applicable law (including voting their shares of Common Stock), to cause the election of the nominees designated by Mr. Pell and the Investor.

Also pursuant to the Voting Agreement, each of Mr. Pell and the Investor has agreed to assist in good faith to cause the approval and implementation of the amendments to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws contemplated under the Purchase Agreement to be effected following by the closing of the Proposed Transaction, and, unless otherwise approved by the other party, not to vote any shares of Common Stock controlled or owned by them for the approval of any business combination (as defined in Section 203 of the Delaware General Corporation Law) until such amendments are validly approved and effected.  The foregoing obligations shall terminate and be of no further force of effect if after two meetings of the Company’s stockholders at which approval of such amendments has been presented, the stockholders of the Company shall not have provided the necessary vote in favor of such amendments.

This Voting Agreement will become effective upon the closing of the Proposed Transaction and shall continue in effect until such time as Accelmed no longer owns any of the shares of Common Stock that Accelmed is to acquire pursuant to the Purchase Agreement (the “Purchased Shares”).  However, Mr. Pell may terminate the Voting Agreement at any time Accelmed and its affiliates own in the aggregate less than 50% of the Purchased Shares, and Accelmed may terminate the Voting Agreement at any time Mr. Pell and his affiliates own in the aggregate less than 50% of the shares of Common Stock issued to Mr. Pell pursuant to the Note Exchange Agreement.

Director Nominees

Pursuant to the Voting Agreement, each of Mr. Pell and the Investor are entitled to nominate two directors to the Board.  The initial nominees of Mr. Pell are Mr. Pell and Mr. Zauberman and the initial nominees of the Investor are Dr. Uri Geiger and Mr. Nachum Shamir.

Registration Rights Agreement

In connection with the closing of the Purchase Agreement, the Company will enter into a registration rights agreement with Mr. Pell and the Investor (collectively, the “Holders”) (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to register the sale of shares of Common Stock under certain circumstances. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to maintain the effectiveness of the registration statement until the earlier of (i) three years after the registration statement is declared effective by the SEC, (ii) the date upon which the securities held by the Holders cease to be Registrable Securities (as that term is defined in the Registration Rights Agreement), or (iii) the date upon which the Holders have completed the distribution described in the registration statement.

Demand Rights

In general, any demand for an underwritten offering (other than concurrently with a demand registration) shall constitute a demand request subject to the limitations set forth in this paragraph. Generally, the Company is required to provide notice of the underwritten offering at least five business days before the commencement of the offering to all other holders of registrable securities, who may, in certain circumstances, participate in the underwritten offering. Subject to certain exceptions, the Company will not be obligated to effect more than one demand registration for all the Holders as a group (subject to certain exceptions).

Piggyback Rights

Subject to certain exceptions, if at any time the Company proposes to register an offering of Common Stock or conduct an underwritten offering, whether or not for our own account, then the Company must provide prompt notice to each Holder of such proposal, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain exceptions, the Company will generally pay all registration expenses in connection with our obligations under the registration rights agreement.

NASDAQ Rule 5635(b)

NASDAQ Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the company, which NASDAQ deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of Common Stock or voting power and such ownership would be the single largest ownership position in the company. In exchange for the Investor’s $25 million investment in the Company, the Investor will be issued 16,129,033 shares of Common Stock at the closing of the Purchase Agreement, representing approximately 60.8% of our Common Stock outstanding prior to the issuance, and in connection with the consummation of the transactions contemplated by the Note Exchange Agreement, Mr. Pell will be issued 17,684,613 shares of Common Stock (assuming the closing of the Note Exchange Agreement occurs on October 27, 2016), representing approximately 66.6% of our Common Stock outstanding prior to the issuance (assuming, in each case, that 26,544,299 shares of Common Stock are issued and outstanding, which is the number of shares issued and outstanding as of the record date). After giving effect to the Proposed Transaction, the shares issued to the Investor pursuant to the Purchase Agreement will represent 26.7% of the Company’s issued and outstanding shares of Common Stock, and the shares issued to Mr. Pell pursuant to the Note Exchange Agreement will represent 29.3% of the Company’s issued and outstanding shares of Common Stock (assuming, in each case, that the closing of the Proposed Transaction occurs on October 27, 2016 and based in part on the number of shares of Common Stock outstanding as of the record date). Immediately following the consummation of the transactions contemplated by the Purchase Agreement, Mr. Pell and the Investor will own or control a majority of our outstanding Common Stock.  Pursuant to the Voting Agreement, each of Mr. Pell and the Investor has agreed to vote their shares of Common Stock for the other party’s nominees to the Board and for certain other matters described therein. The Voting Agreement is intended, in part, to qualify the Company as a “Controlled Company” under NASDAQ Rule 5615(c)(2), and the parties to the Voting Agreement have agreed to take such further actions (consistent with the terms thereof and of the Purchase Agreement) as may be reasonably necessary to satisfy such qualification.

Stockholder Approval

Pursuant to the Purchase Agreement, the Company has agreed to use commercially reasonable efforts to seek stockholder approval of the contemplated issuance of the securities thereunder no later than November 18, 2016. If the Company obtains stockholder approval at the Special Meeting, this provision will have been satisfied.

If the Company’s stockholders do not approve the Proposed Transaction, then the issuance of shares of Common Stock to the Investor pursuant to the Purchase Agreement and the exchange of Mr. Pell’s outstanding promissory notes for shares of Common Stock pursuant to the Note Exchange Agreement will not become effective. Pursuant to the Purchase Agreement, the Company will also be required to pay a termination fee of $500,000 to the Investor if the Company’s stockholders do not approve the Proposed Transaction by December 22, 2016.  If the Company is required to pay this $500,000 termination fee, then the Company will not be required to reimburse the Investor’s fees and expenses that would otherwise be required to be reimbursed if the Purchase Agreement is terminated under certain other circumstances or if the Proposed Transaction is consummated (up to a $400,000 cap).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSALS ONE, TWO AND THREE.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Beneficial Ownership

The table below sets forth information known to us regarding the beneficial ownership of our Common Stock as of September 23, 2016 for:

•	each person our Company believes beneficially holds more than 5% of the outstanding shares of our Common Stock based solely on our review of SEC filings;

•	each of our directors;

•
each of the named executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table for Transition Period Ended December 31, 2015” (we collectively refer to these persons as our “named executive officers”); and

•	all of our directors and named executive officers as a group.

The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of September 23, 2016. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of September 23, 2016 are outstanding for the purpose of computing the percentage of Common Stock owned by such person or group. However, such unissued shares of Common Stock described above are not deemed to be outstanding for calculating the percentage of Common Stock owned by any other person.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table.

Beneficial Ownership Table

PRE-TRANSACTION

Name and Address of Beneficial Owner(1)	Total(2)	Percent of Class
Beneficial Owners of More than 5%
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820	3,134,956	11.8%
Named Executive Officers and Directors
Lewis C. Pell	2,739,423	10.3%
Dr. Cheryl Pegus	138,300	0.5%
Howard I. Zauberman	462,299	1.7%
Kenneth A. Samet	100,000	0.4%
James A. D’Orta	100,000	0.4%
Darin Hammers	438,737	1.7%
Brett A. Reynolds	150,071	0.6%
Total	7,263,786	27.4%
Named Executive Officers and Directors Total	4,128,830	15.6%
Shares Outstanding	26,544,299	100.0%

POST TRANSACTION

Name and Address of Beneficial Owner(1)	Total(2)	Percent of Class
Beneficial Owners of More than 5%
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820	3,134,956	5.2%
Accelmed Growth Partners, L.P. c/o Accelmed Growth Partners Management Ltd. 6 Hachoshlim St. 6th Floor Herzliya Pituach, 46120	16,129,032	26.7%
Uri Geiger(3)(4)(5)	16,129,032	26.7%
Nachum Shamir(3)(4)	--	-
Named Executive Officers and Directors
Lewis C. Pell	20,048,449	33.2%
Dr. Cheryl Pegus	138,300	0.2%
Howard I. Zauberman	462,299	0.8%
Kenneth A. Samet	100,000	0.2%
James A. D’Orta	100,000	0.2%
Darin Hammers	438,737	0.7%
Brett A. Reynolds	150,071	0.2%
Total	40,701,845	67.4%
Named Executive Officers and Directors Total	21,437,856	35.5%
Shares Outstanding	60,358,481	100.0%

(1)	The business address for each of the directors and named executive officers of the Company is c/o Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343.

(2)	The total represents the total number of shares of Common Stock, restricted shares and exercisable options/warrants held.

(3)
The business address for Uri Geiger is c/o Accelmed Growth Partners, L.P., 400 Madison Avenue, New York, New York 10017.  The business address for Nachum Shamir is c/o Luminex Corp., 12212 Technology Blvd, Austin, Texas 78727.

(4)	Following the closing of the Proposed Transaction, Messrs. Geiger and Shamir are expected to be named to the Board as designees of Accelmed in accordance with the terms of the Voting Agreement.

(5)
Uri Geiger is the controlling member and managing partner of Accelmed Growth Partners (AGP) Limited, which is the general partner of Accelmed Growth Partners (GP), L.P., which is the general partner of Accelmed, and as a result Dr. Geiger may be deemed to beneficially own the shares of Common Stock held by Accelmed. Uri Geiger is the controlling shareholder and managing partner of Accelmed Growth Partners Management Ltd., which has certain voting and dispositive power over the securities of the Company owned by Accelmed Growth Partners, L.P. pursuant to a management agreement, and as a result Dr. Geiger may be deemed to beneficially own the shares of Common Stock held by Accelmed.

OTHER BUSINESS

Stockholder Proposals for 2017 Annual Meeting

Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders for our fiscal 2017 must be received by us on or before December 26, 2016 unless the date of the meeting is changed by more than 30 calendar days from the date of the annual meeting of stockholders for our fiscal 2016, and must satisfy the requirements of the proxy rules promulgated by the SEC.

For any other stockholder proposals to be presented at our next annual meeting of stockholders, Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify us at the address below at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2017 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by March 11, 2017, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports (or transition report). This means that only one copy of our proxy statement or annual report (or transition report) to stockholders may have been sent to multiple stockholders in each household unless otherwise instructed by such stockholders. We will deliver promptly a separate copy of either document to any stockholder upon written or oral request to our Corporate Secretary, at Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, telephone:  (952) 426-6152.  Any stockholder who wants to receive separate copies of our proxy statement or annual report (or transition report) to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Cost and Method of Solicitation

We pay the entire cost of the Special Meeting and the cost of soliciting the attached proxies. In addition to solicitation by mail, our directors, officers, employees and agents, without additional remuneration, may solicit proxies from our stockholders by personal interviews, telephone, fax or other electronic means. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $30,000 in total. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our Common Stock for the forwarding of solicitation materials to the beneficial owners of our Common Stock.  We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Transaction of Other Business

The Board knows of no business to come before the meeting other than as stated in the Notice of Special Meeting of Stockholders.

Your vote is important. Whether or not you plan to attend the Special Meeting, please exercise your right to vote as soon as possible by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the voting instruction form or Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors,

Darin Hammers
President and Chief Executive Officer

[●], 2016
Minnetonka, Minnesota

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0000300589_1 R1.0.1.25 COGENTIX MEDICAL, INC. 5420 FELTL ROAD MINNETONKA, MN 55343 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on October 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on October 26, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 A proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the issuance of 16,129,033 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), at a purchase price per share of $1.55, on the terms and subject to the conditions set forth in the Securities Purchase Agreement, dated as of September 7, 2016, between the Company and Accelmed Growth Partners, L.P., a Cayman Island exempted limited partnership. 2 A proposal to approve, as required by and in accordance with NASDAQ Rule 5635(b), the exchange of all the outstanding principal amount of and accrued interest on the promissory notes made by the Company and purchased by Lewis C. Pell for shares of Common Stock, at a price per share of $1.67, on the terms and subject to the conditions set forth in the Note Exchange Agreement, dated as of September 7, 2016 (the "Note Exchange Agreement"), between the Company and Mr. Pell. Assuming the closing of the Note Exchange Agreement occurs on October 27, 2016, Mr. Pell will be issued 17,684,613 shares of Common Stock thereunder. 3 A proposal to permit the Company's Board of Directors to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the proposals. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000300589_2 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on October 27, 2016: The Notice & Proxy Statement is available at www.proxyvote.com COGENTIX MEDICAL, INC. Special Meeting of Stockholders October 27, 2016 8:30 AM CDT This proxy is solicited by the Board of Directors The stockholders hereby appoint(s) Darin Hammers and Brett Reynolds, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of COGENTIX MEDICAL, INC. that the stockholder is entitled to vote at the Special Meeting of stockholders to be held at 08:30 AM, Central Daylight Time on October 27, 2016, at the Company's headquarters located at 5420 Feltl Road, Minnetonka, MN 55343, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

EXHIBIT A

Confidential	September 7, 2016

Special Committee of the Board of Directors
Cogentix Medical Inc.
5420 Feltl Road
Minnetonka, MN 55343

Ladies and Gentlemen:

Cogentix Medical Inc. (“Cogentix” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of the Company to provide certain financial advisory services and an opinion, as described below, in connection with the Proposed Transaction described below.

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that Accelmed Growth Partners, L.P. (“Accelmed”) is investing $25 million (the “Investment”) in Cogentix in exchange for newly issued shares of Cogentix’s common stock at a price of $1.55 per share (the Investment together with any other issuance of Cogentix’s common stock on the same terms as the Investment, the “Capital Raise”).  Furthermore, Lewis C. Pell is exchanging $29.5 million in face value of promissory notes (including approximately $1.0 million of accrued interest) payable by the Company into shares of Cogentix’s common stock at a price per share of $1.67 per share and all outstanding warrants to purchase Cogentix common stock that are held by Mr. Pell will be cancelled (the “Note Exchange”).  The Capital Raise and the Note Exchange (collectively referred to as the “Proposed Transaction”) would be conditioned upon the completion of the other.

Opinion

The Special Committee has requested that the Duff & Phelps analyze the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company, of the financial terms of the Proposed Transaction, taken as a whole (without considering the fairness of either the Capital Raise or the Note Exchange independently and without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder) (the “Opinion”).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general.  Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the following:

1.	Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended March 31, 2015 and for the period April 1, 2015 through December 31, 2015 and the Company’s quarterly report and unaudited interim financial statements on Form 10-Q filed with the SEC for six months ended June 30, 2016;

Duff & Phelps, LLC 10100 Santa Monica Blvd. Suite 1100 Los Angeles, CA 90067	T F	+1 424 249 1650 +1 424 249 1651	www.duffandphelps.com

Cogentix Medical Inc.

September 7, 2016

b.	Vision-Sciences, Inc.’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended March 31, 2012 through 2014;

c.	Uroplasty, Inc.’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended March 31, 2012 through 2014;

d.	Unaudited financial information for the Company for the year ended December 31, 2015 and seven months ended July 31, 2015 and July 31, 2016, respectively;

e.	Financial projections prepared by management of the Company for the years ending December 31, 2016 through 2020 (the “Management Projections”);

f.	Other internal documents relating to the history, current operations and probable future outlook of the Company provided to Duff & Phelps by management of the Company;

g.	Agreement and Plan of Merger dated December 21, 2014 by and among Vision-Sciences, Inc., Visor Merger Sub LLC and Uroplasty, Inc.;

h.
Documents related to the Company’s indebtedness, including the following three convertible promissory notes between the Company and Lewis C. Pell: (i) $20 million note dated September 19, 2012 and amendments thereto; (ii) $3.5 million note dated September 25, 2013 and amendments thereto; and (iii) $5 million note dated June 16, 2014 and amendments thereto, as well as a common stock purchase warrant by the Company in favor of Mr. Pell dated November 9, 2009 to purchase up to 272,727 shares of the Company common stock, a common stock purchase warrant by the Company in favor of Mr. Pell dated November 9, 2009 to purchase up to 378,788 shares of the Company common stock, and a common stock purchase warrant by the Company in favor of Mr. Pell dated September 30, 2011 to purchase up to 1,229,105 shares of common stock;

i.
Documents related to the Proposed Transaction, including the term sheet dated August 8, 2016 between the Company and Accelmed (the “Term Sheet”) and the unsigned execution version of the Securities Purchase Agreement by and between the Company and Accelmed (the “Definitive Agreement”); and

j.	Various presentations and reports prepared by Company management, including debt financing updates presented to the Board of Directors;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and with the Special Committee;

3.	Reviewed the historical trading prices and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies and selected transactions that Duff & Phelps deemed relevant, and an analysis of selected publicly traded CCC rated debt that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Cogentix Medical Inc.

September 7, 2016

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps expresses no opinion with respect to the same or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

6.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

7.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Definitive Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.  Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof.  This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Cogentix Medical Inc.

September 7, 2016

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise).  Duff & Phelps has not been requested to, and did not, (i) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Term Sheet and the Proposed Transaction, or (iii) advise the Special Committee or the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction.  This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.  Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the unaffiliated public stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; and (iv) does not indicate that pricing of the Capital Raise or the financial terms of the Note Exchange are the best possibly attainable under any circumstances.  The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated July 6, 2016 and the addendum thereto dated August 1, 2016 (collectively, the “Engagement Letter”).  This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Cogentix Medical Inc.

September 7, 2016

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services.  No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated.  Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ informing the Special Committee that it is prepared to deliver its Opinion.  Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the financial terms of the Proposed Transaction, taken as a whole (without considering the fairness of either the Capital Raise or the Note Exchange independently) are fair to the unaffiliated public stockholders of the Company (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

EXHIBIT B

AMENDED AND RESTATED BY-LAWS

OF

COGENTIX MEDICAL, INC.

ARTICLE 1 - Stockholders

1.1          Place of Meetings.  All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the registered office of the corporation.

1.2          Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors, the Chairman or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board of Directors, the Chairman or the President and stated in the notice of the meeting.  If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

1.3          Special Meetings.  Special meetings of stockholders may be called at any time by the Chairman or the President or by the Board of Directors.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4          Notice of Meetings.  Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  The notices of all meetings shall state the place, date and hour of the meeting.  The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

1.5          Voting List.  The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

1.6          Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

1.7          Adjournments.  Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting.  It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8          Voting and Proxies.  Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided in the Certificate of Incorporation.  Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for him by proxy authorized by an instrument in writing, by a transmission or another method permitted by law and in accordance with the procedures established for the meeting.  A copy, facsimile telecommunication or other reliable reproduction of the writing, transmission or telecommunication created pursuant to this section may be substituted or used in lieu of the original writing, the transmission or telecommunication that could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or telecommunication.  No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9          Action at Meeting.  When a quorum is present at any meeting, the holders of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws.  Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

ARTICLE 2 - Directors

2.1          General Powers.  The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.  In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2          Number of Directors.  The number of directors of the corporation shall not be less than seven.  The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors.

2.3          Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business.  In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 2.2 above constitute a quorum.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-laws of the corporation or by this Certificate of Incorporation.

2.4          Vacancies.  Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his/her successor and to his/her earlier death, resignation or removal.

2.5          Resignation.  Any director may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6          Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination.  A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7          Special Meetings.  Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, President, two or more directors, or by one director in the event that there is only a single director in office.

2.8          Notice of Special Meetings.  Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting.  Notice shall be duly given to each director(i) by giving notice to such director in person or by telephone at least 48 hours in advance of the meeting, (ii) by sending a telegram or telex, or delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting.  A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.9          Meetings by Telephone Conference Calls. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10        Action by Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.

2.11        Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it.  Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

2.12        Compensation of Directors.  Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine.  No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3 - Officers

3.1          Enumeration.  The officers of the corporation shall consist of a Chairman, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries.  The Board of Directors may appoint such other officers as it may deem appropriate.

3.2          Election.  The President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders.  Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3          Qualification.  No officer need be a stockholder.  Any two or more offices may be held by the same person.

3.4          Tenure.  Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

3.5          Resignation and Removal.  Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.  Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.

3.6          Vacancies.  The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary.  Each such successor shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified, or until his earlier death, resignation or removal.

3.7          Chairman of the Board and Vice-Chairman of the Board.  The Chairman shall be the Principal Accelmed Director (as defined in the [Share Purchase Agreement] (“SPA”)) so long as the Voting Agreement (as defined in the SPA) is in effect.  The Board of Directors may designate the Chairman of the Board as Chief Executive Officer. The Chairman of the Board shall perform such duties and possess such powers as are assigned to him by the Board of Directors.  If the Board of Directors appoints a Vice-Chairman of the Board, he shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be vested in him by the Board of Directors.

3.8          President.  The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the corporation.  Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders.  Unless the Board of Directors has designated the Chairman of the Board or another officer as Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation.  The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe.

3.9          Vice Presidents.  Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe.  In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President.  The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.10        Secretary and Assistant Secretaries.  The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe.  In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.  In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11         Treasurer and Assistant Treasurers.  The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors or the President.  In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer, (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12        Salaries.  Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4 - Capital Stock

4.1          Issuance of Stock.  Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2          Certificates of Stock.  Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation.  Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice-President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3          Transfers.  Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney Properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such Stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.

4.4          Lost, Stolen or Destroyed Certificates.  The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5          Record Date.  The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action.  Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.  The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 - General Provisions

5.1          Fiscal Year.  Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of April in each year and end on the last day of March in each year.

5.2          Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3          Waiver of Notice.  Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

5.4          Voting of Securities.  Except as the directors may otherwise designate, the President or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

5.5          Evidence of Authority.  A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6          Certificate of Incorporation.  All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7          Transactions with Interested Parties.  No contract or transaction between the corporation and one or more of the directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

(1)          The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2)          The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Stockholders; or

(3)          The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the Stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

5.8          Severability.  Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

5.9          Pronouns.  All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE 6 - Amendments

6.1          By the Board of Directors.  These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2          By the Stockholders.  These By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

EXHIBIT C

 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENTIX MEDICAL, INC.

The present name of the Corporation is Cogentix Medical, Inc. The Corporation was incorporated under the name “Machida Incorporated” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 19, 1987. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST.  The name of the Corporation is:

Cogentix Medical, Inc.

SECOND.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) one hundred million (100,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) five-million (5,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions of the Board of Directors providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law.  No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

FIFTH.  In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.          Election of directors need not be by written ballot.

2.          The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH.  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH.  Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH.

1.          Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.          Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.          Indemnification for Expenses of Successful Party.  Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections l and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.  Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.          Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4.  The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.          Advance of Expenses.  Subject to the provisions of Section 6 below, in the event that the corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

6.          Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be.  Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

7.          Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6.  Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.          Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9.          Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.        Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.        Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

12.        Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13.        Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.        Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15.        Subsequent Legislation.  If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

NINTH.  Notwithstanding any other provision of law, the Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles SEVENTH, EIGHTH and NINTH.  Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH.  This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.          Number of Directors.  The number of directors of the Corporation shall not be less than seven.  The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors.

2.          Election of Directors.  Elections of directors need not be by written ballot except as and to the extent provided in the By-laws of the Corporation.

3.          Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business.  In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified, provided that in no case shall less than one- third of the number of directors fixed pursuant to Section 1 above constitute a quorum.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-laws of the Corporation or by this Certificate of Incorporation.

4.          Vacancies.  Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy shall be elected to hold office until the next annual meeting, subject to the election and qualification of his/her successor and to his/her earlier death, resignation or removal.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of ___________, 2016.

COGENTIX MEDICAL, INC.

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